Exhibit 10.1

[U.S. Environmental Protection Agency Letterhead]

BEFORE THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

In the matter of: BP p.l.c. BP America, Inc. BP Exploration and Production Inc. BP Products North America, Inc. BP Exploration (Alaska), Inc.	) ) ) ) ) ) ) )	EPA Case No. 12-0295-00 EPA Case No. 12-0295-02 EPA Case No. 12-0295-05 EPA Case No. 12-0295-06 EPA Case No. 12-0295-19	OFFICE OF ADMINISTRATION AND RESOURCES MANAGEMENT

ADMINISTRATIVE AGREEMENT

I.        INTRODUCTION

This Administrative Agreement (“Agreement”) is made between the United States Environmental Protection Agency (“EPA”), acting as lead federal agency, and: BP p.l.c.; BP America, Inc. (“BPA”); BP Exploration and Production Inc. (“BPXP”); BP Products North America, Inc. (“BPPNA”); BP Exploration (Alaska), Inc. (“BPXA”); and other BP Group Entities as set forth herein. For purposes of this Agreement, unless otherwise stated herein, BP Group Entities groupings are designated as set forth in Section II below, and the provisions of this Agreement specifically applicable to these respective groupings are set forth in Section IV herein.

This Agreement resolves all administrative matters relating to suspension and debarment and statutory disqualification, and any suspension and debarment matter based on affiliation or imputation, arising from:

A.	BPXP’s January 29, 2013 conviction for violating the Clean Water Act (“CWA”), eleven (11) counts of Seaman’s Manslaughter, violating the Migratory Bird Treaty Act (“MBTA”) and Obstruction of Congress;

B.	BP p.l.c.’s December 10, 2012 Securities Exchange Commission (“SEC”) Judgment Order;

C.	BPXA’s November 29, 2007 conviction for violating the CWA; and

D.	BPPNA’s March 12, 2009 conviction for violating the Clean Air Act (“CAA”).

II.        DEFINITIONS

AGENTS. Shall mean any person(s) as defined by 2 C.F.R. § 180.985, who act(s) on behalf of or who is authorized by a BP Covered Entity to commit the BP Covered Entity in a business transaction in the United States (“U.S.”).

AFFILIATES. As defined in 2 C.F.R. § 180.905, an Affiliate to BP p.l.c. is any entity that directly or indirectly controls or is controlled, or has the power to control or be controlled by BP p.l.c. In addition, an Affiliate to BP p.l.c. is any entity that is controlled by the same third party as BP p.l.c. Indicia of control include, but are not limited to: (a) interlocking management or ownership; (b) identity of interests among family members; (c) shared facilities and equipment; (d) common use of employees; or (e) a business entity which has been organized following the exclusion of a person which has the same or similar management, ownership or principal employees as the excluded person. Affiliates shall not include joint ventures.

ARM’S LENGTH TRANSACTION. Shall mean a bona fide transaction between a purchaser and a seller, each acting independently and having no Affiliate relationship with a BP Group Entity. Both parties in the transaction are acting in their own self-interest and are not subject to any duress from the other party.

BP GROUP ENTITIES. Shall be used as the generic title for BP p.l.c. and the entirety of Affiliates, subsidiaries, operations, etc. ultimately overseen by BP p.l.c.

BP AFFILIATES WITH FOREIGN BUSINESS. Shall mean a BP Group Entity that is not currently a Respondent or Group US Business but that enters into or is currently a party to a contract with or award by the U.S. under (a) a Federal Government procurement, or (b) nonprocurement transaction in excess of five hundred thousand dollars ($500,000.00), the performance of which will occur outside the U.S. during the term of this Agreement.

BP COVERED ENTITIES. Shall mean Respondents, Group US Businesses, Covered Affiliates and BP Affiliates with Foreign Business.

BP SENIOR LEVEL LEADER. Shall mean BP Covered Entity Employees at Level “F” and above.

BP’S AUTHORIZED REPRESENTATIVE(S). Shall mean the primary contact(s) for BP Covered Entities for the purpose of this Agreement. That person(s) is listed at paragraph 31 of Section XII (General Provisions) herein. All matters involving this Agreement shall be coordinated through this person(s), including but not limited to questions, requests and other communications.

BPXP/BPXA ENTITIES. For the purposes of Section IX (Process Safety), BPXP/BPXA Entities shall mean BPXP, BPXA and any Affiliates participating in activities in the waters of the U.S.

CONTRACTOR. Shall mean any individual or other legal entity, other than an Employee of a BP Covered Entity or Contract Personnel, with whom a BP Covered Entity has a primary mutually binding legal relationship or contract to conduct business or provide goods or services in the U.S., or to conduct business or provide goods or services on projects under Federal Government procurement or nonprocurement awards worldwide. Contractors shall not be considered Contract Personnel.

CONTRACT PERSONNEL. Shall mean administrative staff of an organization other than a BP Covered Entity (who is thus subject to that organization’s salary and benefits structure), provided that organization sells the employee’s services to a BP Covered Entity on a project or time basis.

COVERED AFFILIATES. Shall mean: BP America Production Company; BP Corporation North America Inc.; BP Oil International Limited; Air BP Limited; BP Marine Limited; BP West Coast Products LLC; BP Singapore; BP Australia PTY Limited; BP Marine Global Investments Salah Company LLC; BP Energy Company; Atlantic Richfield Company; BP Amoco Chemical Company; BP Company North America Inc.; Standard Oil; BP International Limited; BP Marine Americas; IGI Resources, Inc.; Castrol Marine Americas; BP Alternative Energy; and BP Pipelines (Alaska), Inc.

EMPLOYEES. Shall mean any natural person hired directly by a BP Covered Entity in an employer-employee relationship (and thus subject to the BP Covered Entity’s salary and benefits structure) to provide labor or services to the BP Covered Entity. The term includes temporary, full-time or part-time employees who meet the criteria of the preceding sentence, and “Principal,” as defined below.

EPA AUTHORIZED REPRESENTATIVE(S). Shall mean the EPA official(s) who is the primary EPA contact(s) for the purpose of this Agreement. That person(s) is listed at paragraph 31 of Section XII (General Provisions) herein. All matters involving this Agreement shall be coordinated through this person(s), including but not limited to questions, submittals and other communications.

EPA INDEPENDENT AUDITOR. Shall mean the auditor responsible for reviewing and reporting on the BP Covered Entities’ compliance with this Agreement. Specific duties and responsibilities of the EPA Independent Auditor, and the BP Covered Entities’ obligations with respect to the EPA Independent Auditor, are further set forth herein.

ETHICS MONITOR. Shall mean the “Ethics Monitor” set forth in Exhibit B of the January 29, 2013 Plea Agreement in United States v. BP Exploration and Production, Inc., 2:12- CR-00292-SSV-DEK (E.D. La.). Specific duties and requirements of the Ethics Monitor and obligations are set forth in the Remedial Order and in this Agreement.

FEDERAL GOVERNMENT. Shall mean any department, agency, division or independent establishment of the Executive Branch of the federal government of the U.S.

GOVERNMENT ENTITY(IES). Shall mean all U.S. federal, state, commonwealth, territory and local governments, including the governments of the District of Columbia, the Commonwealth of Puerto Rico and other U.S. territories or possessions.

GROUP US BUSINESSES. Shall mean BPA and its affiliates, or any successors of BPA and its affiliates, to the extent that their operations are in the U.S. or the waters of the U.S., as well as other BP Group Entities to the extent that they, during the term of this Agreement, conduct substantial operations in the U.S. or waters of the U.S.

GROUP US EMPLOYEES. Shall mean all Employees of Group US Businesses who perform duties in the U.S., including any Employees seconded to joint ventures in the U.S.

PERIOD OF TIME. The number of days referenced in this Agreement shall be calculated by calendar days, inclusive of all weekdays, weekends and holidays.

PRINCIPAL. Shall be defined as set forth in 2 C.F.R. § 180.995 and 48 C.F.R. § 2.101(b). The term Principal includes BP Covered Entities’ BP Senior Level Leaders.

PROCESS SAFETY MONITOR. Shall mean the “Process Safety Monitor” set forth in Exhibit B of the January 29, 2013 Plea Agreement in United States v. BP Exploration and Production, Inc., 2:12-CR-00292-SSV-DEK (E.D. La.). Specific duties and requirements of the Process Safety Monitor are set forth in the Remedial Order.

RESPONDENTS. Shall mean BP p.l.c. BPA, BPXP, BPPNA and BPXA.

THIRD-PARTY AUDITOR. Shall mean the “Third-Party Auditor” set forth in Exhibit B of the January 29, 2013 Plea Agreement in United States v. BP Exploration and Production, Inc., 2:12-CR-00292-SSV-DEK (E.D. La.). Specific duties and requirements of the Third-Party Auditor are set forth in the April 19, 2013 Implementation Plan.

US RESPONDENTS. Shall mean BPA, BPXP, BPPNA and BPXA.

III.        RECITALS

A.	Prudhoe Bay, Alaska

1. On or about October 24, 2007, the U.S. Attorney for the District of Alaska filed a Criminal Information in the U.S. District Court for the District of Alaska charging BPXA with one (I) count of violating the CWA in connection with two (2) 2006 oil spills. See Attachment 1 (Information, U.S. v. BP Exploration (Alaska), Inc.).

2. On or about October 25, 2007, BPXA entered into a Plea Agreement (“Alaska Plea Agreement”) with the U.S. Attorney for the District of Alaska, under which BPXA was required to:

a.	Plead guilty to the aforementioned CWA charge;

b.	Pay a fine, restitution and community service payment totaling $20 million; and

c.	Serve a three-year term of probation.

See Attachment 2 (Plea Agreement, U.S. v. BP Exploration (Alaska)).

3. On or about November 29, 2007, the U.S. District Court for the District of Alaska entered judgment against BPXA according to the terms of the Alaska Plea Agreement. See Attachment 3 (Judgment, U.S. v. BP Exploration (Alaska)).

4. On or about February 26, 2008, the EPA Suspension and Debarment Official (“EPA SDO”) issued a Notice of Statutory Disqualification to BPXA based on BPXA’s November 29, 2007 conviction for violating the CWA (Violating Facility — Prudhoe Bay, Alaska Facility). See Attachment 4 (February 26, 2008 Notice of Statutory Disqualification).

5. On or about December 27, 2011, BPXA completed its term of probation under the Alaska Plea Agreement and fulfilled its obligations thereunder. See Attachment 5 (District Court Opinion).

B.	Texas City, Texas

1. On October 22, 2007, the U.S. Attorney for the Southern District of Texas filed a Criminal Information in the U.S. District Court for the Southern District of Texas (Houston Division) charging BPPNA with one (1) felony count of violating the CAA in connection with the March 23, 2005 release and explosion at BPPNA’s Texas City, Texas refinery (“Texas City Refinery”). See Attachment 6 (Information, U.S. v. BP Products North America, Inc.).

2. On March 12, 2009, BPPNA entered into a Plea Agreement (“Texas Plea Agreement”) with the U.S. Attorney for the Southern District of Texas, under which BPPNA was required to:

a.	Plead guilty to the aforementioned CAA charge;

b.	Pay a fine of $50 million; and

c.	Serve a three year term of probation, during which it would comply with the terms of a Settlement Agreement executed between BPPNA and the U.S. Occupational Health and Safety Administration (“OSHA”).

See Attachment 7 (Plea Agreement, U.S. v. BP Products North America, Inc.).

3. On March 12, 2009, the U.S. District Court for the Southern District of Texas (Houston Division) issued a Memorandum and Order accepting the Texas Plea Agreement and entering judgment against BPPNA according to the terms of that Agreement. See Attachment 8 (Memorandum and Order, U.S. v. BP Products North America, Inc.); see also Attachment 9 (Judgment, U.S. v. BP Products North America, Inc.).

4. On or about March 20, 2009, the EPA SDO issued a Notice of Statutory Disqualification to BPPNA based on BPPNA’s March 12, 2009 conviction for violating the CAA (Violating Facility—Texas City, Texas Refinery). See Attachment 10 (March 20, 2009 Notice of Statutory Disqualification).

5. On or about March 12, 2012, BPPNA completed its term of probation under the Texas Plea Agreement. See Attachment 11 (Termination of supervision letter).

6. On or about February 1, 2013, BPPNA sold the Texas City Refinery to Marathon Petroleum Corporation. See Attachment 12 (Texas City Refinery Sale Notice).

C.	Deepwater Horizon

1. On or about April 20, 2010, the Macondo Well which was being temporarily abandoned by the Deepwater Horizon blew out. The blowout resulted in multiple explosions and the release of oil into the Gulf of Mexico. On or about July 16, 2012, the BP Group Entities submitted a Present Responsibility Presentation to the EPA SDO (“July 16, 2012 PRP”). See Attachment 13 (BP July 2012 Present Responsibility Submission).

2. On November 14, 2012, the Federal Government filed a Superseding Indictment in the U.S. District Court for the Eastern District of Louisiana, charging both Robert Kaluza and Donald Vidrine with eleven (11) counts of Involuntary Manslaughter, eleven (11) counts of Seaman’s Manslaughter and one (1) count of violating the CWA. See Attachment 14 (Superseding Indictment, U.S. v. Robert Kaluza and Donald Vidrine).

3. On November 14, 2012, the U.S. Department of Justice (“DOJ”) filed an Indictment in the U.S. District Court for the Eastern District of Louisiana charging David Rainey with one (1) count of Obstruction of Congress and one (1) count of making False Statements. See Attachment 15 (Indictment, U.S. v. David Rainey).

4. On November 15, 2012, the U.S. Attorney for the Eastern District of Louisiana and the Assistant Attorney General for the Criminal Division of DOJ filed a Plea Agreement and Information in the U.S. District Court for the Eastern District of Louisiana, charging BPXP with eleven (11) counts of Seaman’s Manslaughter, one (1) count of violating the CWA, one (1) count of violating the MBTA and one (1) count of Obstruction of Congress in connection with the April 20, 2010 Deepwater Horizon explosion, oil spill and response. See Attachment 16 (November 15, 2012 Plea Agreement and Information).

5. On November 23, 2012, the EPA Suspension and Debarment Division (“EPA SDD”) submitted a November 23, 2012 Revised Action Referral Memorandum (“ARM”) to the EPA SDO recommending that all Respondents and Covered Affiliates—except for Castrol Marine Americas, BP Alternative Energy and BP Pipelines Alaska—be suspended. The November 23, 2012 ARM is attached hereto. See Attachment 17 (Revised ARM re: BP).

6. On November 28, 2012, the EPA SDO issued a Notice of Suspension to all Respondents and Covered Affiliates—except for Castro] Marine Americas, BP Alternative Energy and BP Pipelines Alaska—based, in part, on criminal charges filed against BPXP on November 15, 2012. See Attachment 18 (Notice of Suspension re: BP).

7. On December 10, 2012, the U.S. District Court for the Eastern District of Louisiana entered a civil “Final Judgment as to Defendant, BP p.l.c.” See Attachment 19 (SEC Final Judgment Order).

8. On January 4, 2013, in response to EPA SDD’s January 4, 2013 Supplemental ARM, the EPA SDO issued a Notice of Suspension to Castrol Marine Americas. See Attachment 20 (Supplemental ARM re: Castrol Marine Americas).

9. On January 29, 2013, the U.S. District Court for the Eastern District of Louisiana accepted the Plea Agreement between the U.S. and BPXP, and BPXP was convicted of eleven

(11) counts of Seaman’s Manslaughter, one (1) count of violating the CWA, one (l) count of violating the MBTA and one (1) count of Obstruction of Congress. See Attachment 21 (Judgment, U.S. v. BP Exploration and Production, Inc.); see also Attachment 22 (April 19, 2013 Implementation Plan).

10. On February 1, 2013, the EPA SDO issued a Notice of Statutory Disqualification to BPXP based on BPXP’s January 29, 2013 conviction for violating the CWA. See Attachment 23 (February 1, 2013 Notice of Statutory Disqualification).

11. On February 15, 2013, the Respondents and Covered Affiliates submitted their opposition to the November 28, 2012 Notice of Suspension and the EPA SDO’s February 1, 2013 Notice of Statutory Disqualification. See Attachment 24 (BP’s February 15, 2013 Presentation of Matters in Opposition).

12. On July 19,2013, after additional submissions were made by the parties, the EPA SDO issued his decision continuing the suspensions. See Attachment 25 (EPA SDO’s July 19, 2013 Written Decision).

13. On August 12, 2013, Respondents and Covered Affiliates filed a Complaint for Declaratory and Injunctive Relief in the U.S. District Court for the Southern District of Texas in which Respondents and Covered Affiliates challenge EPA’s November 28, 2012 and January 4, 2013 suspension actions and EPA’s February 1, 2013 statutory disqualification action. See Attachment 26 (BP’s August 12, 2013 Complaint).

14. On November 22, 2013, EPA SDD submitted a second Revised Action Referral Memorandum and Exhibits (collectively, “November 22, 2013 ARM”) to the EPA SDO recommending the continued suspension and proposed debarment of Respondents and Covered Affiliates. See Attachment 27 (November 22, 2013 ARM).

15. On November 26, 2013, the EPA SDO issued a Notice of Continued Suspension and Proposed Debarment to Respondents and Covered Affiliates. See Attachment 28 (November 26, 2013 Notice of Continued Suspension).

NOW WHEREFORE,

Recognizing the information described above is grounds for debarment as it raises issues concerning the BP Covered Entities’ present responsibility as Federal Government contractors, and nonprocurement transaction participants;

ensuring the integrity of procurement and nonprocurement programs of the EPA and other federal agencies; and

resolving all issues of discretionary and statutory suspension and debarment pursuant to 48 C.F.R. Subpart 9.4 and 2 C.F.R. Part 180, 33 U.S.C. §1368(a), and 42 U.S.C. §7606(a) that arise from said criminal convictions;

BP Covered Entities agree as follows:

IV.        SCOPE AND APPLICATION

1. Role of BP p.l.c. To the extent expressly set forth in the following enumerated paragraphs, paragraph 2 of Section V (Compliance with Other Agreements); paragraphs 1-3, 5A, 5C, 7C, 10A, 11 and 14 of Section VII (Ethics & Compliance); Section VIII (Corporate Governance); paragraph 8 of Section IX (Process Safety); Section X (BP Covered Entities’ Annual Reports); and all paragraphs of Section XII (General Provisions) except paragraphs 6 and 12, apply to BP p.l.c. In addition to the specific obligations set forth in this Agreement for BP p.l.c., BP p.l.c., as guarantor of this Agreement, shall: (a) irrevocably guarantee that, in the event of any failure of the BP Covered Entities to meet their obligations under this Agreement, BP p.l.c. will cause the BP Covered Entities to meet such obligations; (b) irrevocably commit that it will comply, and will cause each of the BP Covered Entities to comply, with the terms of this Agreement; and (c) consent to the jurisdiction of the U.S. courts solely for purposes of resolving issues with this Agreement.

2. Role of Group US Businesses. Except for those obligations in this Agreement that are specifically assigned or limited to other BP Covered Entities, such as certain provisions under Section VIII (Corporate Governance) and Section IX (Process Safety), the provisions of this Agreement apply to Group US Businesses and Group US Employees.

3. Role of BP Affiliates With Foreign Business. Provisions set forth at paragraphs 5A, 5C, 8A, 8C and 11 of Section VII (Ethics & Compliance) of this Agreement, and all paragraphs of Section XII (General Provisions), except paragraphs 6 and 12, apply to BP Affiliates with Foreign Business and to the Employees of the particular BP Affiliate with Foreign Business to the extent expressly set forth in those enumerated paragraphs.

4. Election of BP Affiliates With Foreign Business. A BP Affiliate with Foreign Business that is also a Covered Affiliate that determines not to implement the terms of this Agreement applicable to BP Affiliates with Foreign Business shall send written notice to the EPA Authorized Representative(s) and the BP Authorized Representative(s) within ninety (90) days of the Effective Date of this Agreement, and to the EPA Independent Auditor upon retention. Upon such notice, the BP Affiliate with Foreign Business shall forego participating in covered procurement or nonprocurement transactions with the Federal Government during the term of this Agreement, and shall promptly enter into a voluntary exclusion agreement in the form attached as Attachment 29. The terms and obligations of this Agreement shall no longer apply to the BP Affiliate with Foreign Business and such entity shall not be considered a party to this Agreement.

5. Election of BP Group Entities to Become BP Affiliates with Foreign Business. A BP Group Entity which is not currently a BP Covered Entity but which enters into a contract with or award by the U.S. under (a) a Federal Government procurement transaction, or (b) Federal Government nonprocurement transaction in excess of five hundred thousand dollars ($500,000.00), the performance of which will occur outside the U.S. during the term of this Agreement, shall become a BP Affiliate with Foreign Business upon the effective date of the contract. Any such entity shall send written notice to the EPA Authorized Representative(s), the EPA Independent Auditor and the BP Authorized Representative(s) by electronic mail and certified mail or equivalent within sixty (60) days of entering into such contract. The written notice shall be signed by an authorized BP Group Entity officer stating that the BP Group Entity has a copy of this Agreement and agrees to be bound by it. Such notice shall become an addendum to this Agreement.

V.        COMPLIANCE WITH OTHER AGREEMENTS

1.	COMPLIANCE WITH THE TERMS OF PROBATION

BPXP shall comply in full with the terms and conditions of probation (“Terms of Probation”) imposed upon it by the U.S. District Court for the Eastern District of Louisiana at sentencing in the matter of United States v. BP Exploration and Production, Inc., 2:12-CR-00292-SSV-DEK (E.D. La.), and entered by the Court on January 29, 2013. The Terms of Probation address deepwater drilling operations, process safety, Ethics & Compliance and other matters as set forth in the Remedial Order (Exhibit B of the Plea Agreement), and the Implementation Plan, as approved by DOJ and the Probation Officer as of April 19, 2013. Unless modified by the Court, the period of probation extends for five (5) years after entry of the Remedial Order. The Plea Agreement, Remedial Order, Implementation Plan and Judgment in the Criminal Case are attached hereto and hereby incorporated by reference as if restated in full.

A.	The Remedial Order and Implementation Plan are applicable to BPXP, and its affiliates, controlled directly or indirectly by BP p.l.c., that participate in deepwater drilling operations in the Gulf of Mexico, whether such entity is in existence now or in the future.

B.	Compliance with the Implementation Plan’s provisions is a special condition of BPXP’s probation. As set forth in the Remedial Order and Implementation Plan, BPXP is required to provide prompt notice to the Probation Officer and DOJ of its failure to comply with any of the provisions of the Implementation Plan, including meeting any of the interim milestones, and to submit a proposal for corrective action. As specified in the Implementation Plan, failure to comply with the Implementation Plan may be grounds for the revocation or modification of BPXP’s probation. (See Implementation Plan, Non-compliance, Paragraph G.)

C.	BPXP shall implement those final recommendations or corrective action plans (after any dispute resolution process) resulting from the work of the Ethics Monitor, Process Safety Monitor or Third-Party Auditor under the Remedial Order, and progress on the implementation of any such recommendations or corrective action plans shall be reported pursuant to the Remedial Order.

D.	BPXP shall submit to the EPA Authorized Representative(s) and EPA Independent Auditor any correspondence BPXP is required to submit to the U.S. as described in the DOJ-approved Implementation Plan, including prompt notice of non-compliance with the Implementation Plan and its proposal for corrective action.

E.

BPXP shall notify the EPA Authorized Representative(s) and EPA Independent Auditor within ten (10) days of BPXP’s discovery of any violation of the Terms of Probation or the Implementation Plan as well as any failure to comply with the

Terms of Probation, Remedial Order or Implementation Plan identified by the Third-Party Auditor, Process Safety Monitor or Ethics Monitor that may lead to a Court finding of a violation of Probation.

F.	BPXP’s violation of the Terms of Probation, as determined by the District Court, may constitute a breach of this Agreement. Revocation of BPXP’s probation by the District Court shall constitute a material breach of this Agreement.

G.	No terms of this Agreement are meant to conflict with the Terms of Probation as required by the Plea Agreement. To the extent that any requirements of this Agreement conflict with the Terms of Probation as required by the Plea Agreement, BPXP shall provide notice to the EPA Authorized Representative(s) and the EPA Independent Auditor of such conflict, and the Terms of Probation shall take precedence over and preempt the requirements of this Agreement.

2.	COMPLIANCE WITH THE SEC JUDGMENT ORDER

BP p.l.c. shall comply in full with the terms and conditions of the SEC Judgment Order entered by the U.S. District Court for the Eastern District of Louisiana on December 10, 2012 in the matter of Securities Exchange Commission v. BP p.l.c., 2:12-cv-2774-CJB-SS (E.D. La.). The SEC Judgment Order and all attachments or exhibits to that document are attached hereto and hereby incorporated by reference as if restated in full.

A.	BP p.l.c. shall notify the EPA Authorized Representative(s) within ten (10) days of BP p.l.c.’s discovery of any violation of the terms and conditions of the SEC Judgment Order.

B.	BP p.l.c. shall submit to the EPA Authorized Representative(s) and the EPA Independent Auditor any correspondence BP p.l.c. is required to submit pursuant to the SEC Judgment Order in accordance with the schedules set forth in those documents.

C.	BP p.l.c.’s violation of the terms and conditions of the SEC Judgment Order, as determined by the SEC, may constitute a breach of this Agreement.

VI.        COORDINATION WITH PLEA AGREEMENT MONITORS

1. BPXP shall provide the EPA Independent Auditor and the EPA Authorized Representative(s) with the reports of the Ethics Monitor and Process Safety Monitor under the Remedial Order within ten (10) days of receipt.

2. The EPA Independent Auditor shall submit all of the EPA Independent Auditor’s written reports pursuant to the terms of this Agreement to the Ethics Monitor, the Third-Party Auditor (for informational purposes) and the Process Safety Monitor.

3. BPXP shall provide the Third-Party Auditor reports to the EPA Authorized Representative(s) within ten (10) days of receipt.

VII.        ETHICS & COMPLIANCE

1. ETHICS & COMPLIANCE PROGRAM(S). BP p.l.c. shall continue to maintain an independent Ethics & Compliance function (not reporting to the operating businesses) to support the operating businesses and the BP Covered Entities as described in the following paragraphs.

In addition to the duties set forth under the Remedial Order, the Ethics Monitor shall have the duties set forth in this Paragraph. The Ethics Monitor shall review the programs set forth in this Section VII (Ethics & Compliance) and in paragraphs 1C, 2A and 2D of Section VIII (Corporate Governance), in accordance with the schedule set forth in the Ethics Monitor’s work plan pursuant to the Remedial Order. Provided that the Ethics Monitor completes three (3) complete cycles of review during the period of this Agreement, the Ethics Monitor may exercise its discretion to make modifications to the schedule and work plans, as appropriate. The Ethics Monitor shall review, and may make recommendations for improvement with respect to, the programs set forth in the Ethics & Compliance and Corporate Governance terms identified in this paragraph and their implementation by BP p.l.c. and/or specific Group US Businesses to the extent that such terms of this Agreement apply to BP p.l.c. and/or Group US Businesses. The Ethics Monitor may provide that certain recommendations apply only to a specific Group US Business or shall be phased in throughout Group US Businesses in an orderly manner. The Ethics Monitor shall continue to report, based on the Remedial Order review schedule, to the EPA Authorized Representative(s), the EPA Independent Auditor and BP’s Authorized Representative(s) on the status of improvements.

Upon each review, the Ethics Monitor shall prepare a written report to document the review along with any recommended or required improvements to the programs set forth in the Ethics & Compliance and Corporate Governance terms identified in this paragraph and their implementation within the applicable Group US Businesses. The report shall clearly designate which recommendations are made pursuant to the Remedial Order and which are made pursuant to this Agreement. The Ethics Monitor shall submit these reports to the EPA Authorized Representative(s), the EPA Independent Auditor and BP’s Authorized Representative(s).

BPA shall cause to be implemented those final recommendations (after any dispute resolution process) resulting from the work of the Ethics Monitor under this Agreement. To the extent that BPA disputes any recommendation of the Ethics Monitor, BPA shall notify the Ethics Monitor in writing within thirty (30) days of receiving the report, and BPA and the Ethics Monitor shall meet in good faith to attempt to resolve the dispute. If the dispute cannot be resolved within forty-five (45) days after BPA provides written notice to the Ethics Monitor, BPA shall inform the EPA Authorized Representative(s) in writing, and EPA shall determine whether the recommendation shall be implemented.

2. AUDITING ETHICS & COMPLIANCE. BP p.l.c. shall conduct internal and/or commissioned external audits of Group US Businesses to be conducted with respect to key Ethics & Compliance risks each year. Audits may address one or more elements of Ethics & Compliance programs in place to meet the objectives of the BP Code of Conduct (“Code” or “Code of Conduct”), including compliance, risk assessment, internal controls or other topics. The results and/or findings of these audits shall be provided to the Group Ethics & Compliance Officer (“GE&CO”), the EPA Authorized Representative(s), the EPA Independent Auditor, the Ethics Monitor and the BP Authorized Representative(s) within ten (10) days of issuance, along with any recommendations and timelines for improvement or necessary remedial action.

3. SCHEDULE OF AUDITS. Beginning in the last quarter of 2014 calendar year, BP p.l.c. shall provide the EPA Independent Auditor, the Ethics Monitor and the EPA Authorized Representative(s) with a schedule of all formal internal and commissioned external audits planned for Group US Businesses for the calendar year pursuant to paragraph 2 of Section VII (Ethics & Compliance). The schedule of audits shall include a description of the audit, the name and contact information of any lead external auditor and, when applicable, dates or proposed dates of the audits. BP p.l.c. may modify the schedule during the course of the year.

4. ETHICS & COMPLIANCE STAFFING. The Ethics Monitor may review and make recommendations regarding general Ethics & Compliance staffing levels and resources within the Group US Businesses.

5. BP CODE OF CONDUCT.

A.	BP p.l.c. shall maintain a Code of Conduct for BP Covered Entities to:

1.	Provide rules and/or guidance for compliance in areas such as Health, Safety, Security and the Environment (“HSSE”); conflicts of interest; competition; trade restrictions; export controls; money laundering; and bribery and corruption.

2.	Include or reference guidance to assist Employees in making proper decisions when faced with difficult situations involving Ethics or Compliance.

3.	Specify that Employees are obligated to report discovery of any violations or potential violations of the Code or legal requirements. In support of this obligation, the Code shall also outline other channels available for raising concerns, including the OpenTalk program.

4.	Include a zero tolerance statement against any form of retaliation against Employees or Contractors who raise good faith concerns regarding compliance, safety and/or ethics.

B.	Code of Conduct Certification

1.	BPA shall continue to implement MyPlan or its equivalent system.[1] BPA shall ensure that MyPlan (or equivalent) is designed so that Group US Employees who use MyPlan (or equivalent) shall submit annual

[1]

MyPlan is a performance evaluation system generally used by Group US Employees, components of which include certifications and performance priorities. Certifications for calendar year 2013 were completed in early 2014. The calendar year 2014 cycle will be completed in early 2015.

certifications of their compliance with the Code by the end of the first quarter of the following calendar year. At a minimum, beginning in calendar year 2015, the Code of Conduct certification shall state that the Group US Employee has in the prior calendar year: adhered to the Code of Conduct; reported compliance concerns or exceptions through available reporting channels; and been advised about, or was aware of, the OpenTalk program. The system shall be designed so that:

a.	Beginning with certifications for the calendar year 2014, Group US Employees who use MyPlan (or equivalent) shall be required to certify annually through MyPlan that they are familiar with the Code of Conduct and have complied with the Code, except for breaches that he or she has reported.

b.	Group US Employees using MyPlan (or equivalent) who are hired on or after July 1, 2014 shall certify, no later than the first completed cycle of MyPlan that they have read the Code and agree to abide by it.

2.	Beginning with certifications for calendar year 2014, BPA shall require Group US Business and function Senior Level Leaders who use MyPlan (or equivalent) and who have direct reports who are Group US Employees to certify as part of the review under MyPlan (or equivalent) that they have discussed with their teams as part of the My Plan review:

a.	The content and application of the Code.

b.	Encouragement to report potential Code violations and other Ethics & Compliance concerns through OpenTalk and other reporting programs.

c.	Instructions on the use of OpenTalk and other reporting programs.

d.	That BPA may take disciplinary action, including discharge, for any violation of law, regulation or the Code of Conduct.

e.	An explanation of the non-retaliation policy or statement.

C.	Enforcement

1.	BP Covered Entities shall continue to apply sanctions for Employees found to have breached the Code. Such sanctions may include: oral or written warnings; loss of variable compensation; dismissal and referral to appropriate authorities for civil or criminal proceedings; or other appropriate actions, depending on the nature of the breach.

2.	BPA shall provide the Ethics Monitor with relevant information and documentation regarding BP p.l.c.’s development and implementation of its prior and now inactive tracking system for Code breaches within six (6) months of the Effective Date of this Agreement.

3.	BP Covered Entities shall continue to impose consequences as appropriate, including but not limited to those sanctions set forth in paragraph 5(C)(1) of Section VII (Ethics & Compliance), herein, on Contractors working for BP Covered Entities whose performance violates the Code.

6. RISK-BASED COMPLIANCE STANDARDS AND PROCEDURES. BPA shall maintain policies and/or standards and control processes designed to prevent, detect and remediate unethical or illegal conduct with respect to Group US Businesses.

A.	BPA shall continue to maintain a centrally organized, online register to record potential conflicts of interest.

B.	BPA shall continue to maintain a centrally organized “gifts and entertainment” register to record receiving and giving of gifts and entertainment between Group US Employees and third parties.

7. COMMUNICATIONS REGARDING ETHICS & COMPLIANCE ISSUES. BPA shall maintain a communications plan for Group US Businesses that promotes awareness of Ethics & Compliance topics and includes: communication activities to be undertaken; the status of such activities; the channel of communications; and the timing of such messaging and actions. More specifically:

A.	Communications channels and media shall be tailored to the target audience and may include, among other communications: communications in the form of posters, banners, brochures, leaflets and cards; “town hall” briefings; videos; and postings on the intranet and bp.com.

B.	BP p.l.c.’s intranet shall contain an Ethics & Compliance site, which shall contain Ethics & Compliance information. Ethics & Compliance information may include, among other information: relevant Ethics & Compliance staff information; information about the OpenTalk (or equivalent) reporting channel; information on key risks faced by BP Group Entities; the Code of Conduct; links to key standards, policies and guidance; and summaries of certain OpenTalk cases and actions taken based upon these cases.

C.	The BP Group Chief Executive (“GCE”) shall continue to set the tone from the top by annually communicating to all Employees with respect to expectations regarding compliance with the Code of Conduct.

8. ETHICS & COMPLIANCE TRAINING. As set forth in this paragraph, Ethics & Compliance Training shall include Code of Conduct training, targeted Ethics & Compliance training and ethical leadership training.

A.	Code of Conduct Training for Employees

1.	Beginning in the last quarter of calendar year 2014, and on an annual basis thereafter, BPA shall provide Ethics & Compliance training that includes one (1) or more topics under the Code of Conduct to Group US Employees, and BP Affiliates with Foreign Business shall provide Ethics & Compliance training that includes one (1) or more topics under the Code of Conduct to their Employees. The first annual training shall be completed no later than March 1, 2015.

2.	BPA shall provide training on the Code of Conduct for all new Group US Employees hired on or after July 1, 2014, and BP Affiliates with Foreign Business shall provide a training program on the Code of Conduct for all of their new Employees hired on or after January 1, 2015. The training program shall be designed to provide training for each new Employee no later than ninety (90) days after their date of hire.

3.	The Code of Conduct training program for Group US Employees and Employees of BP Affiliates with Foreign Business shall:

a.	Reference and reinforce the availability of the OpenTalk system.

b.	Emphasize the importance of compliance with laws and regulations requiring reporting of financial and other information to government agencies.

c.	Emphasize the importance of adherence to operating, safety and process standards in maintaining a safe workplace.

d.	Emphasize the importance of ethical conduct and adherence to the Code of Conduct.

B.	Targeted Compliance Training for Group US Employees

1.	Beginning in the last quarter of 2014 calendar year, BPA shall annually identify appropriate positions occupied by Group US Employees for targeted compliance training and the subject matter of the training, and shall prepare a plan for providing such targeted compliance training. Targeted compliance training shall cover one (1) or more Ethics & Compliance topics, such as: Our Code Anti-Bribery and Corruption Anti-Money Laundering, Competition and Anti-Trust; Trade Sanctions; and Conflicts of Interest. New Group US Employees hired into those positions identified for targeted training shall receive this training within one (1) year of hire.

C.	Leadership Training Program for Senior Level Leaders

1.	BPA shall continue to provide leadership training for BP Senior Level Leaders and above who are Group US Employees, and BP Affiliates with Foreign Business shall provide leadership training for BP Senior Level Leaders who are their Employees.

2.	BP Senior Level Leaders and above subject to paragraph 8(C)(1) of Section VII (Ethics & Compliance) who are hired or promoted into such positions on or after July 1, 2014 shall receive leadership training within the first year of hire or promotion into such positions.

3.	The leadership training program required by paragraph 8(C)(1) of Section VII (Ethics & Compliance) currently includes the following objectives:

a.	Define ethics and articulate the business case for ethical behavior.

b.	Describe the impact that personal values have on behavior and decision making.

c.	Describe effective ethical decisions using a structured decision making model.

d.	Identify leadership behaviors necessary to create and sustain an ethical culture.

e.	Identify leadership behaviors necessary to create and sustain a speaking up culture.

f.	Encourage ethical leadership.

9. TRACKING OF TRAINING

A.	BPA shall continue to develop a centralized database to track, among other things, Ethics & Compliance training provided to Group US Employees, subject to review by the Ethics Monitor.

B.	Upon full implementation of the centralized database, BPA shall maintain the database to track the completion of the Code of Conduct, targeted compliance and leadership training sessions by Group US Employees.

C.	BPA shall retain relevant documentation (such as summaries and training materials) used in the course of such training for the duration of this Agreement.

10. REPORTING AVENUES

A.	OpenTalk. BP p.l.c. shall maintain the OpenTalk program as permitted by law in the applicable jurisdiction, or a substantially similar replacement program, that allows Employees, Contractors or any other third party to raise concerns or seek guidance about Ethics & Compliance or the Code of Conduct.

1.	BPA shall post the dedicated contact information for OpenTalk at the usual place for posting employment-related information and on the company’s intranet site.

2.	The OpenTalk program shall continue to provide Employees and Contractors access twenty-four (24) hours a day, seven (7) days a week. Concerned individuals shall be able to contact OpenTalk through a number of avenues such as the web, fax, telephone or letter, and shall be able to maintain their anonymity (unless legally impermissible in their jurisdiction).

3.	BPA shall continue to promote awareness of OpenTalk. Any such program to promote awareness shall include signage or other forms of communications directed at Employees without computer access. The program shall provide information about speaking up, listening, and taking actions consistent with the obligations under the Code of Conduct.

4.	On an annual basis, and consistent with applicable privacy laws, the GE&CO shall compile a summary report of information pertaining to the nature, status and outcome of significant investigations resulting from calls to OpenTalk originating in the applicable BP Covered Entities during the previous year, and provide that report to the EPA Authorized Representative(s), the Ethics Monitor and the EPA Independent Auditor.

5.	During the term of the Agreement, BPA shall maintain a system for tracking concerns reported to OpenTalk related to Group US Businesses.

11. NON-RETALIATION STATEMENT. BP Covered Entities shall prohibit retaliation, reprisal or harassment by any Employees against any individual, including an Employee, Contractor, Contract Personnel or consultant for making any report or notification raising any good faith questions or concerns related to issues regarding: an actual or potential violation(s) of this Agreement; an actual or potential violation of any federal, state or local law or regulation; or an actual or potential violation of the Code of Conduct or other rules or policies. BP Covered Entities shall take appropriate action, in accordance with the BP Code of Conduct, against any Employee who violates the non-retaliation statement.

12. FRAUD AND MISCONDUCT INVESTIGATIONS. In accordance with BP p.l.c’s Fraud and Misconduct Reporting Standard and its Investigation Guidelines, as they may be amended or revised from time to time:

A.	BPA shall review reportable allegations of fraud and misconduct related to the applicable Group US Businesses that are reported to Ethics & Compliance, the Fraud and Misconduct Investigation Team or other recognized channels for reporting. BPA shall investigate credible allegations, and the results of these investigations shall be recorded.

B.	Results from investigations conducted under subparagraph 12(A) above involving findings of fraud or misconduct, and any proposed corrective actions, shall be reviewed by the appropriate leader in the applicable Group US Business where the incident occurred. That leader shall be responsible for implementing corrective actions, within the applicable Group US Business.

13. EMBEDDING COMPLIANCE PROGRAMS AT THE BUSINESS UNIT LEVEL. BPA shall continue to embed Ethics & Compliance Leaders (“ECLs”) in Group US Businesses. The ECLs shall support and assist in the implementation of Ethics & Compliance standards, training and communications in their respective Group US Businesses.

A.	Current ECL job responsibilities include:

1.	Encouraging Group US Employees and Contractors who work for Group US Businesses to speak up about Ethics & Compliance issues, including through the use of OpenTalk;

2.	Supporting or facilitating, as appropriate, the delivery of Ethics & Compliance training, including Code of Conduct training;

3.	Meeting or communicating with management teams for their respective Group US Businesses and with the respective Ethics & Compliance Regional Directors on matters related to Ethics & Compliance;

4.	Maintaining awareness of the overall Ethics & Compliance risks that have been identified for the particular business in which the ECL is located, and recommending interventions as needed;

5.	Communicating broader Ethics & Compliance issues to the Ethics & Compliance function; and

6.	Staying informed of Ethics & Compliance issues through regular communications and contact between ECLs and Ethics & Compliance staff associated with their respective business.

B.	The job responsibilities set forth above may be amended from time to time provided that ECLs continue to support and assist in the implementation of Ethics & Compliance standards, training and communications in their respective Group US Businesses.

14. INCENTIVES FOR INDIVIDUALS AND BUSINESS UNITS.

A.	BP p.l.c. or BPA shall maintain an Employee compensation system for Group US Businesses which includes a variable pay plan, or annual cash bonus, paid to eligible (non-union) Group US Employees on an annual basis. The variable pay plan will continue to provide variable pay contingent upon both individual and business unit performance using key objectives, including key safety goals and metrics.

B.	BP p.l.c. or BPA shall maintain the MyPlan evaluation system, or a similar replacement system, for eligible Group US Employees. The MyPlan evaluation system, or similar replacement system, shall require all eligible Group US Employees to work with their supervisors to set objectives for job performance in the following areas, among others: (1) contributions to safety, compliance and risk management, which includes compliance with the Code of Conduct, laws and regulations; (2) values and behaviors; and (3) personal development actions. Under this system, eligible Group US Employees shall be required to submit annual certifications of their compliance with the Code of Conduct, which shall continue to require compliance with all applicable regulations.

C.	The compensation of Group US Businesses’ Executive Leaders at Level D or above shall continue to be explicitly tied to safety performance and operational risk management through BP p.l.c.’s “Group Performance Factor” or a similar replacement mechanism. Bonus stock awards for such executives shall continue to be dependent on meeting criteria which include an assessment of safety and environmental sustainability (i.e., reinforcement of safety culture within BP).

15. AWARD/SPOT BONUS INCENTIVE PROGRAM. BPA shall maintain an award program by which managers in Group US Businesses may reward Group US Employees with cash bonuses and/or other recognition for outstanding contributions to the company’s ethical culture, compliance with HSSE principles and regulatory compliance assurance. BPA shall provide awards to selected Group US Employees.

16. KAPLAN REPORT REVIEW AND IMPLEMENTATION. BPA shall provide the Kaplan Report (an evaluation of BP p.l.c.’s Ethics & Compliance programs by an outside consultant) to the EPA Independent Auditor, the EPA Authorized Representative(s) and the Ethics Monitor. The Ethics Monitor shall consider all recommendations in the Kaplan Report and may incorporate Kaplan Report recommendations in its reviews, as appropriate.

17. ETHICS MONITOR REVIEW OF SYSTEMIC ISSUES. The Ethics Monitor shall be provided an opportunity to review past culture assessments and surveys, including any employee engagement surveys (including methodology and implementation) conducted for Group US Businesses for a period of not greater than five (5) years prior to the Effective Date of this Agreement. Additionally, using the methodology identified in his Work Plan at Section II.B., the Ethics Monitor shall review the existing culture and compliance environment at Group US Businesses. The Ethics Monitor will provide his findings and conclusions as part of his reports to the BP Authorized Representative(s), the EPA Authorized Representative(s) and the EPA Independent Monitor.

VIII.        CORPORATE GOVERNANCE

1. EXECUTIVE AND BOARD OVERSIGHT OF ETHICS & COMPLIANCE FUNCTION

A.	BP p.l.c. Board of Directors. The BP p.l.c. Board of Directors (“BP p.l.c. Board”) and its committees shall, consistent with applicable law, provide oversight regarding BP Covered Entities’ performance under this Agreement. Such oversight shall comprise compliance with the matters described in the remainder of this sub-paragraph A (publication of Board governance principles), the following sub-paragraph B (maintenance of MBAC and SEEAC committees or replacement committees), considering reports from the GE & CO as described in paragraph 2B of this Section VIII, and paragraphs 3 and 4 of this Section VIII (Board Recognition and Annual Reporting). The BP p.l.c. Board shall continue to maintain documented “Board Governance Principles” and shall continue to make the documentation available on the BP public website. Any change to the “Board Governance Principles” shall be documented and made available on the BP public website.

B.	The BP p.l.c. Board shall maintain the Safety, Ethics and Environmental Assurance Committee (“SEEAC”) and the Main Board Audit Committee (“MBAC”) (or replacement committees) that are accountable for their oversight functions as set forth in the “Board Governance Principles.” The SEEAC and MBAC currently are accountable for the following oversight functions:

1.	With respect to SEEAC:

a.	Monitoring and obtaining assurance that the GCE’s internal control system for operations is designed and implemented effectively in support of his observance of the relevant executive limitations.

b.	Monitoring and obtaining assurance that the management or mitigation of significant BP risks of a non-financial nature is appropriately addressed by the GCE.

c.	Receiving and reviewing regular reports from the GCE, or his delegate, the Group Internal Auditor and the GE&CO regarding the GCE’s adherence to the relevant executive limitations and his management in responding to risk.

d.	Reviewing material to be placed before shareholders which addresses environmental, safety and ethical performance and making recommendations to the BP p.l.c. Board about their adoption and publication.

e.	Reviewing reports on the BP Group Entities’ compliance with the Code of Conduct and on its employee concerns program, OpenTalk (or its equivalent replacement system), as it relates to non-financial issues.

f.	Recommending to the BP p.l.c. Board any changes or further delineation of the executive limitations in relation to non-financial matters.

2.	With respect to MBAC:

a.	Monitoring and obtaining assurance that the GCE’s internal control system is designed and implemented effectively in support of his observance of the relevant executive limitations.

b.	Monitoring and obtaining assurance that the management or mitigation of significant BP risks of a financial nature is appropriately addressed by the GCE.

c.	Receiving and reviewing regular reports from the GCE, or his delegate, the Group Internal Auditor and the GE&CO regarding the GCE’s adherence to the relevant executive limitations and his management in responding to risk.

d.	Monitoring and obtaining assurance that the legally required standards of disclosure are being observed.

e.	Reviewing financial disclosure documents to be placed before shareholders or filed with regulatory bodies and making recommendations to the BP p.l.c. Board about their adoption and publication.

f.	Monitoring and reviewing the effectiveness of BP’s internal audit function.

g.	Reviewing BP’s internal financial controls and its systems of internal control and risk management.

h.	Reviewing and monitoring the external financial auditor’s independence, objectivity and the effectiveness of the audit process and recommending to the BP p.l.c. Board the appointment, reappointment and removal of the external auditor and approving the auditor’s remuneration and terms of engagement.

i.	Implementing and monitoring policy on the engagement of the external auditor to supply non-audit services to BP.

j.	Reviewing the systems in place, including OpenTalk (or equivalent replacement system), enabling those who work for BP Group Entities to raise, in confidence, any concerns about possible improprieties in matters of financial reporting or other financial issues and for those matters to be appropriately investigated.

k.	Recommending to the BP p.l.c. Board any changes or further delineation of executive limitations in relation to financial matters.

C.	BP p.l.c. shall continue to maintain the Ethics & Compliance Committee (“ECC”), or a similar replacement executive committee, subject to any changes required or recommended by the Ethics Monitor. The ECC shall continue to: provide oversight and direction to BP’s Ethics & Compliance program; meet on a quarterly basis; and be chaired by the GCE and/or the GE&CO. The ECC shall continue to be responsible for:

1.	Reviewing further development of the Ethics & Compliance program, including new initiatives and improvements, and monitoring Ethics & Compliance performance, including training, audits and certifications;

2.	Reviewing significant Ethics & Compliance risks that are identified by Ethics & Compliance and the plans that are in place to manage those risks; and

3.	Reviewing and endorsing Ethics & Compliance standards on behalf of BP’s executive-level leadership and disseminating the standards as appropriate.

D.	BPA Board Oversight. The BPA Board of Directors (the “BPA Board”) shall, consistent with applicable law, provide oversight regarding BPA’s performance under this Agreement.

2. REPORTS FROM THE GE&CO. The GE&CO shall:

A.	Report directly to BP p.l.c.’s General Counsel at least once per quarter on matters involving the BP Group Entities’ Ethics & Compliance and the Ethics & Compliance requirements of this Agreement. BP p.l.c. shall maintain a record of: (a) the occurrence of meetings between the GE&CO and the BP p.l.c. General Counsel pertaining to this Agreement; and (b) the fact that Ethics & Compliance and the requirements of this Agreement were discussed.

B.	Have direct access, and annually report orally and in writing, to the BP p.l.c. Board of Directors’ committees, SEEAC and MBAC, on matters relating to BP p.l.c.’s Ethics & Compliance, and the Ethics & Compliance requirements of this Agreement and their implementation. BP p.l.c. shall maintain a record of: (a) the occurrence of such reports; and (b) the fact that Ethics & Compliance and the requirements of this Agreement and their implementation were discussed.

C.	Meet at least annually with the BPA Board to report orally and in writing on matters relating to Ethics & Compliance, and the Ethics & Compliance requirements of this Agreement and their implementation. BPA shall maintain a record of: (a) the occurrence of such meetings; and (b) the fact that the Ethics & Compliance requirements of this Agreement and their implementation were discussed.

D.	Meet at least annually with BP p.l.c.’s Executive Team to report orally and in writing on matters relating to the BP Group Entities’ Ethics & Compliance and the Ethics & Compliance requirements of this Agreement and their implementation. BP p.l.c. shall maintain a record of: (a) the occurrence of such meetings; and (b) the fact that the Ethics & Compliance requirements of this Agreement and their implementation were discussed.

3. BOARD RECOGNITION. Respondents shall furnish this Agreement to all members of their respective Boards of Directors at their next regularly scheduled meetings after May 1, 2014. Each of the Respondents also shall furnish a written summary and oral presentation of this Agreement to all members of their Boards of Directors at the next regularly scheduled meetings of those Boards after May 1, 2014. For the duration of this Agreement, each of the Respondents shall provide new members to their Boards with a written summary or copy of this Agreement no later than ninety (90) days from their appointment to a Board. Each of the Respondents shall maintain records reflecting that the actions required pursuant to this paragraph have been taken.

4. ANNUAL REPORTING TO THE BOARDS. BP p.l.c. shall provide a copy of each annual report prepared pursuant to Section X (BP Covered Entities’ Annual Reports) of this Agreement to the Boards of Directors of each of the Respondents. Each of the Respondents shall maintain records reflecting its respective Boards’ consideration of these annual reports as well as their respective Boards’ decisions or directions to management, if any, in response to information in the reports.

5. MAINTAINANCE OF GE&CO POSITION. BP p.l.c. shall maintain the position of GE&CO (or equivalent) dedicated to the BP Group Entities’ overall Ethics and Compliance and charged with fulfilling the duties of the GE&CO as set forth in this Agreement. The current GE&CO is Maryann Clifford. BP p.l.c. shall notify the Ethics Monitor, the EPA Independent Auditor and the EPA Authorized Representative(s) of any change in the GE&CO position and shall provide a copy of the resume of the new GE&CO no later than ten (10) days after selection. BP p.l.c. shall consult with the Ethics Monitor with respect to the appropriate qualifications and skills of a new GE&CO prior to making that selection.

IX.        PROCESS SAFETY

1. APPLICABILITY OF OCSLA. BPXP, BPXA and any Affiliates participating in activities in the waters of the U.S. (collectively, “BPXP/BPXA Entities”) are subject to the requirements of the Outer Continental Shelf Lands Act, 43 U.S.C. § 1331 et seq., (“OCSLA”) and its implementing regulations to the extent set forth therein. For purposes of this Agreement, “waters of the U.S.” shall have the same definition as in the Implementation Plan. (See Implementation Plan, Section B (Definitions), Paragraph 17.)

2. BSEE REGULATORY COMPLIANCE AND CRITERIA FOR UNACCEPTABLE PERFORMANCE. This Agreement shall not supersede or replace the BPXP/BPXA Entities’ ongoing legal obligations to comply with OCSLA and the Department of the Interior Bureau of Safety and Environmental Enforcement (“BSEE”) regulations at 30 C.F.R. Parts 203-291. If, in accordance with 30 C.F.R. § 250.135, after providing notice and an opportunity for review, BSEE determines that a BPXP/BPXA Entity’s operating performance is unacceptable, and BSEE refers such determination of unacceptable performance to the Bureau of Ocean Energy Management (“BOEM”), EPA may consider the unacceptable performance to be a material breach of this Agreement. BSEE shall promptly notify the EPA Authorized Representative(s) if it refers a determination of unacceptable performance by a BPXP/BPXA Entity to BOEM pursuant to 30 C.F.R. § 250.135-.136. BSEE and BOEM reserve the right to take any other action they deem appropriate to address or respond to a BPXP/BPXA Entity’s unacceptable operator performance, in accordance with their statutory and regulatory authority. Such BSEE or BOEM action shall be independent of any review or process undertaken or determination made by EPA under this Agreement.

3. CONTRACTOR OVERSIGHT. With respect to deepwater drilling operations (see Implementation Plan, Section B (Definitions), Paragraph 8) in waters of the U.S., the BPXP/BPXA Entities shall maintain:

A.	Contract Governance Boards for review and approval of deepwater drilling rig contracts and cementing contracts for deepwater drilling operations;

B.	Contractor audits and correction of Contractor safety management deficiencies prior to hiring or using a new deepwater drilling rig Contractors and new cementing Contractors in deepwater drilling operations;

C.	Maintenance of a list of approved deepwater drilling rig Contractors and cementing Contractors for deepwater drilling activities; and

D.	A process to address areas for Contractor performance improvement with respect to process safety management for deepwater drilling rig Contractors and cementing Contractors retained for deepwater drilling operations to the extent such areas are identified in the course of Contractor performance management reviews or other means adopted by the BPXP/BPXA Entities.

4. SEMS REQUIREMENTS. For any offshore facility that is subject to BSEE’s Safety and Environmental Management System (“SEMS”) regulations at 30 C.F.R. §§ 250.1900-1933, the BPXP/BPXA Entities shall:

A.	Within thirty (30) days of the Effective Date of this Agreement, provide the EPA Authorized Representative(s) with the SEMS audit schedule for the remainder of the calendar year, and provide an updated schedule annually thereafter;

B.	No later than thirty (30) days following BSEE approval of the SEMS audit plan, provide the EPA Authorized Representative(s) with the BSEE-approved SEMS audit plan for the facility being audited; and

C.	No later than thirty (30) days following the completion of each SEMS audit, provide an audit report of the findings to the EPA Authorized Representative(s), including deficiencies identified and a Corrective Action Plan (“CAP”) for addressing the deficiencies.

Failure to provide a SEMS audit schedule, audit plan, audit report or CAP, and/or failure to timely and fully comply with the CAP with respect to deficiencies may be considered by EPA to be a material breach of this Agreement.

5. SEMS AUDIT REPORTING TO PROCESS SAFETY MONITOR. By no later than thirty (30) days following the completion of each SEMS audit, BPXP shall provide the Process Safety Monitor with the audit plan, a comprehensive report of all audit findings, not limited to identified regulatory deficiencies, but including all areas of concern and opportunities for improvement identified by the SEMS auditor, in order to assist the Process Safety Monitor in fulfilling his or her duties under the Remedial Order. BPXP shall facilitate access for the Process Safety Monitor to each SEMS lead auditor at the conclusion of each SEMS audit if the Process Safety Monitor requests a discussion of the findings and recommendations of a given audit and/or a description of how the audit was conducted in order to fulfill his or her duties under the Remedial Order.

6. PROCESS SAFETY MONITOR.

A.	Within thirty (30) days after the DOJ and BPXP comment period under the Remedial Order, BPXP shall provide a copy of the Remedial Order work plan to the EPA Authorized Representative(s) and BSEE for work to be performed by the Process Safety Monitor appointed under the Remedial Order.

B.	Within ten (10) days following issuance, BPXP shall provide the EPA Authorized Representative(s) with the Process Safety Monitor’s written reports containing the initial and follow up reviews and recommendations in accordance with the Remedial Order.

C.	Consistent with the process and requirements set forth in the Remedial Order, BPXP shall adopt the recommendations of the Process Safety Monitor. Failure to adopt the recommendations pursuant to the process and requirements of the Remedial Order shall constitute a material breach of this Agreement.

D.	BPXP shall ensure that resources, including funding and personnel, are made available for BPXP to implement the recommendations of the Process Safety Monitor, as required under the Remedial Order. Failure to adequately fund and provide personnel for implementation of those recommendations shall constitute a material breach of this Agreement.

7. TRACKING LEADING AND LAGGING INDICATORS. Within ninety (90) days of the Effective Date of this Agreement, BPXP shall begin tracking and reporting a range of leading and lagging indicators for personnel and process safety consisting of: losses of primary containment; reported injury frequency; number of reportable incidents; and overdue SEMS CAP items and such other indicators as BPXP and BSEE may agree to in writing. These safety metrics shall be: reported to the BPXP Board of Directors; provided in the BP Covered Entities’ annual report; and provided to BSEE.

8. GLOBAL WELLS ORGANIZATION. BP p.l.c. shall maintain a Global Wells Organization (“GWO”) or similar entity that provides deepwater drilling expertise. The GWO shall continue to maintain its own Safety and Operational Risk Committee, or similar committee.

9. GULF OF MEXICO COMPLIANCE MANAGEMENT SYSTEM. BPXP shall establish and maintain a Gulf of Mexico compliance management system, or similar system to track regulatory requirements. BPXP shall continue to periodically update the compliance management system to reflect new requirements promulgated by BSEE and other agencies, as necessary.

10. BLY REPORT. BPXP shall: (a) provide to the EPA Authorized Representative(s), the Process Safety Monitor and the Ethics Monitor the Bly Report and recommendations; and (b) make available to the EPA Authorized Representative(s) and Process Safety Monitor, as requested, the reports of the current independent expert or similar entity or individual retained by the BP p.l.c. Board to assess progress on implementation of the Bly Report recommendations. The Process Safety Monitor may consider all recommendations in the Bly Report and any of the expert’s findings in its review, as appropriate.

X.        BP COVERED ENTITIES’ ANNUAL REPORTS

1. ANNUAL REPORT. On or before March 31, 2015 and annually thereafter, BP Covered Entities shall prepare and submit a consolidated written report to the EPA Authorized Representative(s), the Ethics Monitor, the Third-Party Auditor (for informational purposes) and the EPA Independent Auditor describing the measures taken by the applicable BP Covered Entities during the previous calendar year to ensure compliance with this Agreement (“Annual Report”). The final report shall be submitted no earlier than sixty (60), and no later than thirty (30), days prior to the end of this Agreement.

These Annual Reports shall include, but not be limited to, the following items pursuant to the terms of this Agreement.

A.	Information required to summarize the applicable BP Covered Entities’ activities pursuant to Sections V through XII of this Agreement. For purposes of this Agreement, documentation evidencing compliance with Sections V through XII of this Agreement shall also be made available to the EPA Independent Auditor and the EPA Authorized Representative(s) as an accompaniment to the Annual Report.

B.	The status of any legal proceedings for which reporting is required under paragraph 5 of Section XII (General Provisions) of this Agreement. The status shall include the initiation, times, places and subject matter of search warrants, subpoenas, criminal charges or criminal or civil agreements identified in paragraph 5 of Section XII.

C.	A summary report identifying: the date, responsible business unit and general type or classification of all OpenTalk reports from Group US Businesses; the number of reports in each general type or classification; and information regarding any corrective actions related to significant reports made to the OpenTalk program.

D.	A report summarizing the information required by paragraph 7 of Section XII (General Provisions) of this Agreement.

E.	A summary of any findings made by the EPA Independent Auditor under this Agreement during the previous review cycle, and any unresolved findings from the EPA Independent Auditor from prior review cycles and the status of corrective measures being implemented with respect to such recommendations.

F.	The certifications required by paragraph 3 of Section XII (General Provisions) of this Agreement.

G.	A list of all current BP Covered Entities, and their classification (e.g., BP Affiliate with Foreign Business, Respondent, etc.).

H.	Information on leading and lagging indicators required by paragraph 7 of Section IX (Process Safety) of this Agreement.

2. ADDITIONAL SUBMISSION TO ETHICS MONITOR. For purposes of identifying adequate corporate governance responses, upon submission of the annual report, the Group US Businesses shall separately submit to the Ethics Monitor a consolidated summary report by the Fraud and Misconduct Committee and the Fraud and Misconduct Investigation Team (or their equivalents) providing metrics related to allegations of fraud and misconduct brought to the attention of the Fraud and Misconduct Committee and the Fraud and Misconduct Investigation Team during the preceding calendar year with respect to Group US Businesses. Such submission shall track each matter with a unique identification number, describe the nature of the matter (e.g. retaliation, etc.), the approximate date of the incident, the business unit or operation in which the matter occurred, the status of the matter, and the final resolution of the matter and provide summary metrics on the information in the report. Matters pending resolution at the time of a reporting period shall be reported to the Ethics Monitor in the next annual submission until final resolution of the matter is reported.

XI.         EPA INDEPENDENT AUDITOR

1. SELECTION OF THE EPA INDEPENDENT AUDITOR. BPA shall engage, at its own expense and without recourse to EPA, an experienced Independent Auditor whose qualifications are acceptable to the EPA to serve as the EPA Independent Auditor for the oversight of this Agreement.

A.	Within ninety (90) days after the Effective Date of this Agreement, BPA shall provide the EPA Suspension and Debarment Director (“EPA SDD Director”) with a list of at least two (2) proposed EPA Independent Auditors for EPA’s approval. BPA’s submission should contain the name, telephone number, email address, current position, resume and duties of each of the potential EPA Independent Auditors. BPA shall also provide a statement by the proposed EPA Independent Auditors on its ability to access the appropriate resources to effectively audit this Agreement and its past experience with managing resources to audit similar Agreements.

B.	Should the EPA SDD Director determine that none of BPA’s proposed EPA Independent Auditors are acceptable for the purposes of this Agreement, BPA shall promptly nominate additional proposed EPA Independent Auditors for approval by EPA within thirty (30) days of notification of denial.

C.	Upon notification by EPA that the SDD Director has determined that any one (1) or all of the proposed EPA Independent Auditors are acceptable, BPA shall select one (1) of the EPA Independent Auditors whose qualifications were acceptable to the EPA SDD Director to serve as the EPA Independent Auditor for this Agreement.

D.	BPA shall enter into a contract with the EPA Independent Auditor for the performance of duties in this Agreement within sixty (60) days of notification that a nominee is acceptable to the EPA SDD Director. The EPA-approved EPA Independent Auditor selected by BPA shall provide an agreed upon work plan to be performed by the EPA Independent Auditor, in accordance with the scope and provisions of this Agreement, as soon as possible, but no later than sixty (60) days after the EPA Independent Auditor has entered into a contract.

E.	Any change of the EPA Independent Auditor requires prior approval from EPA. Should EPA become concerned with the performance of the EPA Independent Auditor, the EPA Authorized Representative(s) will raise those concerns to the BP Authorized Representative(s) and the EPA Independent Auditor. If EPA’s concerns are not resolved promptly, the EPA Authorized Representative(s) shall refer the matter to the EPA Suspension and Debarment Counsel, who in consultation with the EPA SDO, may require BPA to propose a new EPA Independent Auditor within sixty (60) days of EPA’s notification. BPA agrees to propose and hire a new EPA Independent Auditor upon notification from EPA. The same process and time requirements for the initial selection of the EPA Independent Auditor as set forth in this provision apply for selection of a replacement EPA Independent Auditor.

F.	It is BPA’s responsibility to hire a qualified auditor. Due to general standards of ethical conduct for government employees, no EPA official or employee may direct BPA to hire a particular individual or firm as an EPA Independent Auditor. BPA will not request that any representative of EPA identify or suggest qualified monitors.

2. NATURE AND GENERAL TERMS OF EMPLOYMENT

A.	Nature of Employment. The EPA Independent Auditor serves to provide an independent verification of the applicable BP Covered Entities’ compliance with this Agreement. The EPA Independent Auditor shall not be an agent of the BP Group Entities, and his or her work shall not be subject to the BP Group Entities’ assertion of the attorney-client or work product privilege doctrines. The EPA Independent Auditor shall be an independent party who is appropriately certified, licensed or otherwise adequately qualified, and who has had no previous business relationship with BP Covered Entities in the five (5) years prior to the Effective Date of this Agreement that would create an actual or perceived conflict of interest in monitoring the applicable BP Covered Entities’ compliance with this Agreement. Notwithstanding the foregoing, the Third-Party Auditor, Process Safety Monitor, and Ethics Monitor appointed by DOJ under the Remedial Order may be eligible to be considered as an EPA Independent Auditor candidate under this Agreement.

B.	Annual Certification of Independence. Upon nomination, and upon each anniversary of the Effective Date of this Agreement, BPA shall furnish EPA with an affidavit from the EPA Independent Auditor certifying that he or she has no financial, professional, personal, familial or other interest that would create an actual or apparent conflict of interest with the BP Covered Entities or the BP Covered Entities’ Employees, other than that arising from the appointment as the EPA Independent Auditor or as the Third-Party Auditor under the Remedial Order. The affidavit must also certify that his or her representation of any other client will not create an actual or apparent conflict of interest in fulfilling his or her responsibilities as EPA Independent Auditor.

C.	Confidentiality. The EPA Independent Auditor shall maintain as confidential all non-public information, documents and records it receives from BP Covered Entities, subject to the EPA Independent Auditor’s reporting requirements herein and paragraph 8 of Section XII (General Provisions). The EPA Independent Auditor shall take appropriate steps to ensure that any of his or her consultants or employees shall also maintain the confidentiality of all such non-public information.

3. SCOPE OF INDEPENDENT AUDITOR’S COMPLIANCE DUTIES

A.	Particular Duties. The EPA Independent Auditor shall:

1.	Conduct an annual review of applicable BP Covered Entities’ compliance with Sections V through XII of this Agreement and draft a report summarizing each such review.

2.	Receive and review the reports and other information required to be provided to the EPA Independent Auditor under Section VI of this Agreement.

3.	Review BPA’s annual compliance certification with this Agreement and Annual Reports.

4.	Submit its findings in an annual written report to the BP Authorized Representative(s), the Ethics Monitor, the Process Safety Monitor (for informational purposes) and the EPA Authorized Representative(s) within ninety (90) days after each anniversary of the Effective Date of this Agreement. The final annual report shall be submitted to the BP Authorized Representative(s), the Ethics Monitor and the EPA Authorized Representative(s) no earlier than sixty (60), and no later than thirty (30), days prior to the termination of the Agreement.

5.	If the EPA Independent Auditor identifies a potential violation of law or regulation as an incidental consequence of auditing compliance with this

Agreement, and if the EPA Independent Auditor deems it appropriate, the EPA Independent Auditor shall inform the relevant BP Covered Entity and/or the EPA Authorized Representative(s).

6.	If either (a) BPA’s certification or report identifies a deficiency in compliance, or (b) the EPA Independent Auditor identifies a deficiency in compliance, the EPA Independent Auditor shall so report to the EPA Authorized Representative(s) and the BP Authorized Representative(s), and the relevant BP Covered Entity shall develop a timely and appropriate corrective action plan for the identified non-compliance, the implementation of which the EPA Independent Auditor shall review as part of its compliance assessment.

B.	Scope of Annual Compliance Assessment. The EPA Independent Auditor shall verify the applicable BP Covered Entities’ compliance with Sections V through XII of this Agreement as follows:

1.	It is the expectation of the parties that the EPA Independent Auditor’s annual compliance review can be completed based on: (a) the BP Covered Entities’ Annual Reports under this Agreement, and supporting documentation as outlined in Section X (BP Covered Entities’ Annual Reports); (b) BP Covered Entities’ annual certifications; (c) reports and records provided by the Ethics Monitor and the Process Safety Monitor; (d) interviews with the Ethics Monitor and Process Safety Monitor; and (e) District Court findings with respect to the Plea Agreement or the SEC Judgment Order. In the event that the EPA Independent Auditor determines that it is unable to verify compliance on that basis, the EPA Independent Auditor shall be provided the same access to records, documents and other information as the EPA Authorized Representative(s) as set forth in paragraph 8 of Section XII (General Provisions) of this Agreement, subject to the specific provisions and limitations in subparagraphs 2 through 5, below.

2.	With respect to Section V (Compliance With Other Agreements), Section VI (Coordination with Plea Agreement Monitors) and paragraphs 6C and 6D of Section IX (Process Safety) of this Agreement, and the status of any recommendations of the Ethics Monitor or Process Safety Monitor, the EPA Independent Auditor’s annual compliance reviews shall be completed based on the BP Covered Entities’ annual reports under this Agreement, any reports or other submissions under the Remedial Order of the Ethics Monitor or Process Safety Monitor, interviews with the Process Safety Monitor or Ethics Monitor as the EPA Independent Auditor deems appropriate and any findings of the U.S. District Court with respect to BPXP’s probation and the SEC Judgment Order.

3.	With respect to Section VIII (Corporate Governance) of this Agreement, requests by the EPA Independent Auditor for additional information from the relevant BP Covered Entities’ Boards shall be directed to and completed by the BP Authorized Representative(s) by providing further documentation of compliance to the EPA Independent Auditor.

4.	With respect to the Ethics & Compliance training in paragraph 8 of Section VII (Ethics & Compliance) of this Agreement, the EPA Independent Auditor’s first annual compliance review shall address BPXP; the second annual compliance review shall address Group US Businesses; and annual compliance reviews thereafter shall address BP Covered Entities.

5.	As set forth in paragraph 8 of Section XII (General Provisions) of this Agreement, EPA may at its discretion conduct audits of the applicable BP Covered Entities’ compliance with the terms of this Agreement. EPA may elect to have the EPA Independent Auditor accompany and assist EPA on the audit at the BP Covered Entities’ expense. The EPA Independent Auditor, at EPA’s election, may conduct audit activities set forth in paragraph 8 of Section XII (General Provisions) of this Agreement, including but not limited to: interviewing the applicable BP Covered Entities’ Employees; reviewing the applicable BP Covered Entities’ files or other records required pursuant to this Agreement; touring the applicable BP Covered Entities’ facilities; developing documents to prepare for the interview; and drafting the Audit Report.

XII.        GENERAL PROVISIONS

1. LANGUAGES. All communications to Group US Employees, including but not limited to written materials, oral communication and training required under this Agreement, will be provided in English or, if the Group US Employee has a limited ability to read, write, speak or understand English, in another language in which the Group US Employee is sufficiently fluent so that each Employee can understand the communication.

2. NOTICE TO EMPLOYEES AND SENIOR LEVEL LEADERS. BPA will notify Group US Employees, and BP p.l.c. will notify Employees of BP Affiliates with Foreign Business, within sixty (60) days of the Effective Date of this Agreement, of: the fact and substance of this Agreement; the facts related to the Plea Agreement; and the importance of each such Employee abiding by the terms and conditions of this Agreement and the Code of Conduct. BPA may provide the required notification to Group US Employees by posting the Agreement on BP p.l.c.’s intranet site and sending an email or other similar communication to Employees notifying them of such posting. BP p.l.c. shall supplement the intranet posting in another appropriate manner for Employees of BP Affiliates with Foreign Business, such as email communication, town hall meetings, targeted posting of notices or new Employee training.

3. CORPORATE OFFICIAL’S CERTIFICATION. As part of the Annual Reports required by Section X (BP Covered Entities’ Annual Reports) of this Agreement, the BP p.l.c. GE&CO and/or the relevant Corporate Secretary of each Respondent shall certify that applicable

Respondent is in compliance with its respective obligations under paragraphs 1, 3 and 4 of Section VIII (Corporate Governance) of this Agreement. The certification shall state:

I certify under penalty of law that, [except as set forth below], based on my reasonable inquiry of the persons within the applicable Respondent who manage the applicable Respondent’s obligations under the Administrative Agreement and of my review of information generated during the course of the applicable Respondent’s performance under this Agreement, to the best of my knowledge, the applicable Respondent is in compliance with its respective obligations under Paragraphs 1, 3, and 4 of the Administrative Agreement.

If the Respondent’s designated officer cannot so certify with respect to any particular obligation, term or condition, the certification shall identify the deficiency and the corrective measures being taken or to be taken to achieve compliance.

The BP Covered Entities agree that nothing in this paragraph shall limit the EPA SDO’s ability to take an action pursuant to paragraph 19 of Section XII (General Provisions) of this Agreement (Breach of Agreement/Survival of Cause for Debarment).

4. TRUTHFULNESS IN REPORTING AND CONVEYING INFORMATION TO EPA AND OTHER REGULATORY AGENCIES. The BP Covered Entities shall comply with their obligations under federal law or regulation to provide accurate information to EPA or its designees and to other Federal Government Entities, including the Department of the Interior. Within sixty (60) days of the Effective Date of this Agreement, BP Covered Entities shall provide written notification to the BP Covered Entities’ Principals of the commitment to cooperate fully with all requests for information and inquiries from the EPA SDO, the EPA Suspension and Debarment Division, the Ethics Monitor and the EPA Independent Auditor made pursuant to this Agreement.

5. REPORTS OF LEGAL PROCEEDINGS. Except as set forth in Attachment 30, and with the exception of the ongoing civil litigation, administrative proceedings and investigation involving the Deepwater Horizon blowout, explosion and spill, BP Covered Entities represent that, to the best of their knowledge, no BP Covered Entities: (a) have been informed that they are currently the target or subject of an ongoing U.S. federal criminal investigation; or (b) are currently named in an action of the kind set forth in paragraphs (A) through (D), below.

Beginning on July 1, 2014, Respondents shall notify the EPA Authorized Representative(s) on or before the beginning of each calendar quarter of any of the following matters:

A.

The initiation of any criminal investigation or civil enforcement action by any Federal Government Entity involving allegations of any violation(s) of federal environmental laws, the Foreign Corrupt Practices Act, false statements, false claims, kickbacks, conflict of interest or antitrust laws, if Respondents have been informed that they or any BP Covered Entity or Principal of a BP Covered Entity is a target or subject of such investigation. In the case of a Principal, such allegations must be related to duties performed by the Principal in the course of employment. For the purposes of this paragraph, “initiation” in a criminal investigation shall mean the issuance of a subpoena, the execution of a search warrant, or the filing of formal charges; “initiation” in a civil enforcement action shall mean the filing of a judicial or administrative complaint (but not the issuance of a notice of violation or incident of noncompliance), the service of administrative subpoenas (but not information requests or inspections) or the issuance of show cause orders.

B.	Initiation of qui tam actions or citizen action suits against a BP Covered Entity or any of their Principals by any person or entity alleging: violations of any U.S. federal environmental laws or the Foreign Corrupt Practices Act; false statements to Federal Government authorities or in public filings, including filings required by U.S. securities laws; false claims for government reimbursement, kickbacks, conflict of interest; or anti-trust violations. For purposes of this paragraph, the term “citizen action suit” shall mean a private enforcement action expressly authorized by a U.S. statute.

C.	Criminal charges or suspension or debarment actions brought by any Federal Government Entity against a BP Covered Entity or any of their Principals in a matter relating to the business of the BP Covered Entity.

D.	Any conviction or guilty plea, nolo contendere plea, deferred prosecution agreement, pre-trial diversion agreement, civil judgment or civil judicial consent decree in a matter brought by a Federal Government Entity to which any BP Covered Entities are parties in a matter relating to the business of the BP Covered Entity.

E.	Nothing in this paragraph shall be interpreted to require any BP Covered Entity to disclose information that is subject to the attorney-client privilege, work product doctrine or other applicable legal privilege.

6. ELECTRONIC TRACKING OF FORMAL ENFORCEMENT ACTIONS. BPA shall develop, implement and maintain a database or computerized system for tracking those matters identified in paragraph 5 of Section XII (General Provisions) of this Agreement.

7. REPORTS OF MISCONDUCT. During the term of this Agreement, BP Covered Entities shall timely disclose in writing to the EPA Authorized Representative(s), the Ethics Monitor and the EPA Independent Auditor whenever, in connection with the award, performance or closeout of a federal procurement or nonprocurement covered transaction, any BP Covered Entity or Principal of a BP Covered Entity has credible evidence that BP Covered Entity’s Employee has committed: (a) a violation of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the U.S. Code; or (b) a violation of the civil False Claims Act, 31 U.S.C. §§ 3729-3733.

BP Covered Entities will investigate all credible reports of such misconduct that come to their attention and will notify the EPA Authorized Representative(s), the Ethics Monitor and the EPA Independent Auditor of the outcome of such investigations and any potential or actual impact on any aspect of BP Covered Entities business with a Federal Government Entity. The BP Covered Entity will take corrective action, including prompt restitution when established by a court or a tribunal with competent jurisdiction or agreed upon between the parties, of any harm to the Federal Government. BP Covered Entities will include summary reports of the status of each such investigation to the EPA Authorized Representative(s) in the reports submitted pursuant to this Agreement until each matter is finally resolved. This requirement does not in any way waive BP Covered Entities’ obligations to submit reports pursuant to any other section in this Agreement or to the requirements of Federal Acquisition Regulation (“FAR”) 9.406-2 (b)(1)(vi) and 9.407-2 (a)(8), if applicable, or any other statutory or regulatory reporting requirement.

Nothing in this paragraph shall be interpreted to require BP Covered Entities to disclose information that is subject to the attorney-client privilege, work product doctrine or other applicable legal privilege.

8. GOVERNMENT AUDITS AND ACCESS TO RECORDS AND INFORMATION. In addition to any other right the Federal Government may have by statute, regulation or contract, the EPA Authorized Representative(s) may, for the purpose of verifying BP Covered Entities’ compliance with the terms and conditions of this Agreement, evaluate each of BP Covered Entities’ books, records and other company documents and supporting materials (collectively, “BP Covered Entities’ Records”) including:

A.	BP Covered Entities’ business conduct in its dealings with all of its customers, including the Federal Government;

B.	BP Covered Entities’ compliance with federal laws, regulations and procurement policies; and

C.	BP Covered Entities’ compliance with the requirements of Federal Government contracts, leases, covered transactions or subcontracts.

The materials described above, except to the extent that such documents are subject to attorney-client privilege, work product or other applicable legal privilege, shall be made available by BP Covered Entities at all reasonable times for inspection or audit. The EPA Authorized Representative(s) may evaluate reports, records or other documents of the EPA Independent Auditor, the Ethics Monitor, the Process Safety Monitor and the Third-Party Auditor. Further, if EPA determines that an annual report of the EPA Independent Auditor is not sufficient for the purposes of evaluating the BP Covered Entities’ compliance with this Agreement and, after notice and consultation, the BP Covered Entities are unable to resolve the concern, EPA may enlist the EPA Independent Auditor in further audit activities under this provision. For purposes of this provision, the EPA Authorized Representative(s), the Ethics Monitor or the EPA Independent Auditor may interview any Group US Employee at the Employee’s place of business during normal business hours, or at such other place and time as may be mutually agreed between the Employee and the EPA Authorized Representative(s), the Ethics Monitor or the EPA Independent Auditor. Group US Employees may be interviewed without a representative of the BP Group Entities’ Employees or Principals being present. The Group US Employee may be represented personally by his or her own counsel or other representative, if requested by the Employee. The Employee also may decline to be interviewed.

Respondents agree to pay to the U.S. Treasury as miscellaneous receipts the reasonable costs actually incurred by EPA personnel or its authorized agents for conducting such records examinations during the term of this Agreement. The parties agree that “cost” shall include reasonable expenses for travel, transportation, lodging and meals, to the extent normally authorized under federal rules governing Federal Government travel, as such expenses are actually incurred by EPA personnel or its authorized agents in conducting site visits for the purpose of verifying compliance with this Agreement. No part of the payments for costs in accordance with this provision shall be an allowable cost under any EPA or Federal Government contract, subcontract or nonprocurement covered transaction.

As an alternative to an onsite audit of BP Covered Entities’ compliance with the terms and conditions of this Agreement, EPA may, at its sole election, conduct an audit by mail in which instance BP Covered Entities shall provide documentation of their compliance with this Agreement, including but not limited to copies of documentation maintained as required in this Agreement and such additional documentation and/or certifications as may be requested by EPA.

9. SALE OF THE RESPONDENTS’ BUSINESSES. The sale, assignment, or transfer of ownership of BP Covered Entities’ business or any divisions, subsidiaries, Affiliates, business units, facilities, offices or other corporate components (collectively “assets”) shall not be executed as an artifice to avoid being subject to the Agreement. However, this Agreement is not intended to restrict the lawful and legitimate sale, assignment, or transfer of ownership of assets through an arm’s length transaction and would not bind an asset purchaser who purchases through an arm’s length transaction.

With respect to the sale, assignment or transfer of more than fifty percent (50%) of a Respondent’s assets to an unaffiliated entity pursuant to an arm’s length transaction, including but not limited to the transfer of operational control of a jointly owned asset to an unaffiliated third party, such third party shall not be liable for the BP Covered Entities’ obligations and the BP Covered Entity shall remain obligated to comply with the terms and conditions of this Agreement with respect to all non-disposed assets but not with respect to the sold, assigned or transferred assets or assets for which operational control has been transferred. The Respondent shall send notification to the EPA Authorized Representative(s) and the EPA Independent Auditor no less than thirty (30) days after the date of sale. The notification shall be signed and dated, and shall state in writing: the date of the sale; the name(s), address(es) and contact person(s) representing the purchaser(s) on the sale; a specific description of subject business or property being sold; and certify in writing whether said sale is an arm’s length transaction.

In the event that any Respondent sells or in any way transfers ownership of any BP Covered Entity in its entirety to a third party, the BP Covered Entity shall send notification to the EPA Authorized Representative(s) and the EPA Independent Auditor no less than thirty (30) days prior to the closing date of the sale. The notification shall be signed and dated, and shall state in writing: the date of the planned sale; the name(s), address(es) and contact person(s) representing the purchaser(s) on the sale; a specific description of subject business or property being sold; and certify in writing whether said sale is an arm’s length transaction.

10. BP GROUP ENTITIES’ PURCHASE OF BUSINESSES. In the event that any BP Group Entity purchases or establishes new business units in the U.S. or new BP Affiliates With Foreign Business during this Agreement, such BP Group Entity shall implement provisions of this Agreement, as applicable, including any training or education requirements, within one hundred eighty (180) days following such purchase or establishment. Should the BP Group Entity be unable to integrate such purchase or establishment within one hundred eighty (180) days, the BP Group Entity shall notify the EPA Authorized Representative(s) in writing, and shall provide a timeline for complete integration, which will be subject to EPA approval. The BP Group Entity shall be notified of EPA’s decision on the integration plan within thirty (30) days of receipt. If the EPA Authorized Representative(s) does not respond within sixty (60) days of receipt, the BP Group Entity’s proposed timeline shall be deemed approved.

If, during the period covered by this Agreement, a BP Group Entity acquires or gains control (other than through a joint venture) of any business concern, which enters into procurement or covered non-procurement transactions with the U.S., the EPA Authorized Representative(s) shall be notified within thirty (30) days after the closing of the transaction. Such notice shall state the name, address, nature of the business concern and any work it has done for any Government Entities over the last year.

11. RESTRUCTURING OR ACQUISITION OF NEW BUSINESSES. BP Group Entities shall not, through a change of name; business reorganization, restructuring or realignment; sale or purchase of assets; or similar action, seek to avoid the obligations and conditions set forth in this Agreement.

12. HIRING INELIGIBLE INDIVIDUALS. Beginning thirty (30) days after the Effective Date of this Agreement, prior to any Principal becoming employed in a US Respondent’s business, US Respondents shall make reasonable inquiry into the status of that potential employee which shall include a review of the System for Award Management (“SAM”) as maintained by the General Services Administration (“GSA”) on the internet (https://www.sam.gov) for federal procurement and nonprocurement programs. The results from all SAM searches shall be kept in Respondent’s records.

13. INELIGIBLE EMPLOYEES. BP Covered Entities are not required to terminate the employment of individuals who are or become suspended, debarred, proposed for debarment or otherwise ineligible as prescribed by any Federal Government Entity debarment program during their employment with BP Covered Entity. However, the BP Covered Entity will remove such Employees from responsibility for, or involvement with, business affairs related in any manner whatsoever with Federal Government covered procurement or non-procurement transactions or programs until the final resolution of such suspension or proposed debarment.

If any BP Covered Entity is aware that its Employee is debarred, the BP Covered Entity shall notify the EPA Authorized Representative(s) of such debarment and the reasons therefore, and of whatever personnel action has been taken or will be taken against the Employee, within thirty (30) days of the BP Covered Entity’s knowledge of the debarment.

If any BP Covered Entity learns that any Principal is charged with a U.S. federal criminal offense relating to business activities or otherwise relating to honesty or integrity, the BP

Covered Entity will remove that Principal immediately from responsibility for, or involvement with, business affairs as related in any manner to Federal Government procurement or covered nonprocurement transactions.

14. BUSINESS RELATIONSHIPS WITH SUSPENDED OR DEBARRED ENTITIES. For the purposes of specifically fulfilling their obligations under Federal procurement or nonprocurement covered transactions, BP Covered Entities shall not knowingly form a contract with, purchase from, or enter into any procurement or covered nonprocurement transaction (as defined at 48 C.F.R. Subpart 9.4, and 2 C.F.R. Part 180 and relevant agency implementing rules) with any individual or business entity that is listed on SAM as debarred, suspended, proposed for debarment or otherwise ineligible at the time of such procurement or nonprocurement award or transaction.

BP Covered Entities may enter into a business relationship or continue a federally funded procurement or nonprocurement covered transaction with a suspended or debarred Contractor/participant if: (a) the BP Covered Entity submits to EPA in writing the compelling reasons that justify entering into a business transaction with a person listed on SAM as soon as possible, but not later than sixty (60) days prior to entering into such a business relationship; and (b) the EPA SDO approves the request to enter into the transaction. EPA shall respond to the request within thirty (30) days of receipt of the request. Unless otherwise indicated in writing by EPA, each request must be made on a transaction by transaction basis. The BP Covered Entity shall keep documentation of all search results and certifications that are required pursuant to this provision.

15. FUTURE MISCONDUCT DURING AGREEMENT. In matters unrelated to the matters addressed herein, EPA may find that a BP Covered Entity has materially breached this Agreement based on any misconduct that occurs during the period of the Agreement that may lead to any action taken pursuant to 2 C.F.R. § 180.700 or 2 C.F.R. § 180.800.

16. RESPONDENTS’ LEGAL OBLIGATIONS. Nothing in this Agreement shall be deemed to limit a BP Covered Entity’s obligations under any federal, state or local law or regulation, nor does this Agreement limit in any manner EPA’s ability to enforce any law or regulation within EPA’s jurisdiction.

17. UNALLOWABLE COSTS. BP Covered Entities agree that all costs, as defined in FAR 31.205-47, incurred by, for, or on behalf of any BP Covered Entity or any current or former officer, director, agent, Employee, consultant or Affiliate of BP Covered Entities shall be expressly unallowable costs for Federal Government contract or covered transaction accounting purposes. Unallowable costs include, but are not limited to, costs arising from, related to, or in connection with:

a.	The matters at issue herein;

b.	The Federal Government’s criminal and civil investigations regarding the matters at issue herein; and

c.	EPA’s review of BP’s present responsibility, including but not limited to the costs of the company’s submissions, presentations and appearances before the EPA SDO’s Office and/or the EPA SDD.

The BP Covered Entity’s costs of performing and administering the terms and conditions of this Agreement, the cost of the EPA Authorized Representative(s) and any fines or penalties levied or to be levied in or arising out of the matter at issue here are agreed to be expressly unallowable costs. Also unallowable are the BP Covered Entity’s costs of bringing the BP Covered Entity’s self-governance and Ethics & Compliance programs to a level acceptable to the EPA Authorized Representative(s). The BP Covered Entities agree to account separately for such costs. BP Covered Entities’ costs of maintaining, operating and improving their corporate self-governance/compliance/ethics programs that are incurred after expiration of this Agreement, may be allowable costs.

BP Covered Entities agree to treat as unallowable costs the full salary and benefits of any officer, Employee or consultant terminated from their employ or removed from Federal Government contracting as a result of the wrongdoing at issue here and the cost of any severance payments or early retirement incentive payments paid to Employees released from the BP Covered Entity as a result of the wrongdoing at issue here. For purposes of the preceding sentence, the salary and benefits costs shall include all such costs from the first instance of participation of each individual in the matters at issue here, as determined by the EPA Authorized Representative(s).

BP Covered Entities recognize that in order to comply with the terms and conditions of this paragraph, certain costs may need to be reclassified. BP Covered Entities shall proceed immediately to identify and reclassify such costs and, within ninety (90) days of the Effective Date of this Agreement, BP Covered Entities shall adjust any bid rate, billing rate or unsettled final indirect cost rate pools to eliminate any costs made unallowable by this Agreement, and shall advise the EPA Authorized Representative(s), the cognizant administrative contracting officer and the cognizant Federal Government auditor of the amount and nature of the reclassified costs within one hundred and twenty (120) days of the date of this Agreement.

18. ADVERSE ACTIONS. Each BP Covered Entity avers that adverse actions taken, or to be taken by it against any Employee or other individual associated with any BP Covered Entity arising out of or related to the matters at issue herein were not the result of any action by, or on behalf of, agents or employees of the U.S.

19. BREACH OF AGREEMENT/SURVIVAL OF CAUSE FOR DEBARMENT. A BP Covered Entity’s failure to meet any of its obligations pursuant to the terms and conditions of this Agreement, if determined by the EPA SDO to be a material breach of this Agreement by that BP Covered Entity, shall constitute a separate cause for suspension and/or debarment of that BP Covered Entity. Violation of multiple non-material provisions, or repeated violations of a non-material provision, of this Agreement by a BP Covered Entity may cumulatively constitute a material breach of the Agreement by that BP Covered Entity. The underlying causes for debarment survive the execution of this Agreement, and EPA may initiate suspension or debarment proceedings against a BP Covered Entity or statutorily disqualify a BP Covered Entity on these grounds if there is a material breach of this Agreement. Nothing in this provision or this Agreement shall be construed as a waiver of any legal rights of a BP Covered Entity to contest the EPA SDO’s determination of materiality or breach.

20. RESOLUTION OF DEBARMENT, SUSPENSION, OR STATUTORY DISQUALIFICATION. Upon execution of this Agreement, EPA, as Lead Agency in this matter pursuant to the Interagency Suspension and Debarment Committee process, shall terminate the suspension of BP Covered Entities and shall lift the statutory disqualification of BPXP as well as the statutory disqualifications of BPXA based on its November 29, 2007 CWA conviction and BPPNA based on its March 12, 2009 CAA conviction. In addition, provided that the terms and conditions of this Agreement are faithfully fulfilled, EPA, as Lead Agency, will not suspend, debar, or otherwise reinstate the statutory award disqualification of, a BP Covered Entity, as applicable, based on: (i) the Deepwater Horizon explosion, spill and cleanup, and matters related thereto, including the January 29, 2013 Deepwater Horizon conviction, the December 10, 2013 SEC Judgment Order and any judgment in civil litigation in which a BP Covered Entity is a defendant; (ii) the November 29, 2007 CWA conviction of BPXA; or (iii) the March 12, 2009 CAA conviction of BPPNA. EPA’s decision, which is based upon the facts at issue here, shall not restrict EPA or any other agency of the Federal Government from instituting administrative actions, including, without limitation, suspension, debarment or statutory disqualification should:

a.	Other information—indicating the propriety of such action come to the attention of EPA or such other Federal Government agency and such information provides an independent cause for suspension or debarment unrelated to the Deepwater Horizon explosion, spill and cleanup; or

b.	Additional facts concerning the Deepwater Horizon explosion, spill and cleanup be discovered by the Federal Government which were not disclosed by Respondents or otherwise produced to, or in the possession of, the Federal Government, prior to the Effective Date of this Agreement, including in any litigation related to the Deepwater Horizon explosion, spill and cleanup, and such facts provide an independent cause for suspension or debarment.

This Agreement relates solely to suspension, debarment and statutory disqualification issues, pursuant to 48 C.F.R. Subpart 9.4 and 2 C.F.R. Part 180, and 33 U.S.C. § 1368(a), in conjunction with the circumstances recited herein and in no way waives any criminal, civil, contractual or any other administrative remedy or right which the Federal Government may have for the circumstances so described in this Agreement.

21. CONCLUSION OF DEBARMENT PROCEEDINGS. BP Covered Entities hereby waive all further notice and opportunity for hearing to which they may otherwise be entitled to but for the terms and conditions of this Agreement except that BP Covered Entities shall receive such notice(s) as they would otherwise be entitled if paragraphs 19 or 20 of Section XII (General Provisions) of this Agreement are invoked.

22. RELEASE OF LIABILITY. BP Covered Entities hereby release the U.S., its instrumentalities, agents and employees in their official and personal capacities, of any and all liability or claims arising out of or related to the November 28, 2012 suspension of Respondents and Covered Affiliates, the February 1, 2013 CWA disqualification of BPXP at its Houston headquarters, the negotiation of this Agreement, the suspension, proposed debarment, or debarment of Respondents or Covered Affiliates and the discussions leading to this Agreement and all matters related to the February 26, 2008 and March 20, 2009 statutory disqualification notices.

Within seven (7) days after the Effective Date of this Agreement, Respondents shall enter into a stipulation of dismissal with EPA pursuant to Fed. R. Civ. P. 41(a)(1)(ii), which stipulation shall provide that the August 12, 2013 Complaint filed in the U.S. District Court for the Southern District of Texas against EPA, the EPA Administrator, the EPA SDO and EPA employees in civil case number 4:13-cv-2349 is dismissed with prejudice, with each party bearing its own fees and costs.

Within fifteen (15) days after the Effective Date of this Agreement, BPXP shall withdraw with prejudice its administrative appeal of BOEM’s May 31, 2013 and June 27, 2013 decision letters pending before the Interior Board of Land Appeals (IBLA 2013-0194), each party to bear its own costs.

23. RESPONSIBILITY. This Agreement is not an endorsement of BP Group Entities’ ethics and compliance, corporate governance, process safety, or other programs. The SDO is only resolving the administrative actions herein based upon the BP Covered Entities’ obligations to comply with the terms of this Agreement. By entering into this Agreement, EPA does not address any finding of responsibility under 48 C.F.R. § 9.104 or other applicable federal nonprocurement regulations for any specific Federal Government procurement or nonprocurement transaction. BP Covered Entities’ compliance with the terms and conditions of this Agreement may constitute a contributing factor to be considered when rendering a responsibility finding for a specific government procurement or nonprocurement transaction.

24. RESTRICTION ON USE. BP Covered Entities shall not use any term or condition of this Agreement, or the fact of the existence of this Agreement, for any purpose related to the defense of, or in mitigation of, any criminal, civil or administrative investigation, proceeding or action except as set forth below.

Notwithstanding the restriction on use herein, the existence and substance of this Agreement may be used (a) to respond to Federal Government civil or administrative demands for injunctive relief, otherwise addressed by the terms of this Agreement or (b) in any criminal, civil or administrative matter in which the other party introduces evidence of this Agreement or of the suspension, debarment or statutory disqualifications which this Agreement resolves, or (c) in any matter initiated by any Government Entity to suspend, debar, or otherwise render ineligible or find not responsible a BP Covered Entity based on the events giving rise to this Agreement and the matters addressed herein.

The use of any term or condition of this Agreement, or the fact of the existence of this Agreement shall be strictly limited to the purposes for which this Agreement is used as provided under (a), (b) or (c) of this paragraph.

25. BANKRUPTCY. A BP Covered Entity shall not use bankruptcy proceedings to affect the enforcement of this Agreement in the interests of the Federal Government.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

27. COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be an original, but all of which taken together, shall constitute one and the same Agreement.

28. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions of this Agreement.

29. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are inserted for convenient reference only and shall not affect the meaning or interpretation of this Agreement.

30. MODIFICATION. This Agreement may be amended or modified only by a written document signed by EPA and Respondents and shall become effective only upon acceptance by the EPA SDO. Respondents may request to terminate this Agreement effective as of the termination of BPXP’s probation described in paragraph 1 of Section V. Any request for modification or termination by Respondents shall be submitted to the EPA Authorized Representative(s). Requests shall be denied, approved or approved as modified by the EPA SDO within thirty (30) days of the EPA Authorized Representative’s(s’) receipt of said request.

The Plea Agreement Ethics Monitor may also request to modify this Agreement with written authorization from Respondents. Such requests shall be submitted to the EPA Authorized Representative(s) and shall become effective only upon acceptance by the EPA SDO. Requests shall be denied, approved or approved as modified by the EPA SDO within thirty (30) days of the EPA Authorized Representative’s(s’) receipt of said request.

31. AUTHORIZED REPRESENTATIVES. All matters involving this Agreement shall be coordinated through the Authorized Representatives listed below, including but not limited to questions, requests and other communication. BP Covered Entities shall provide EPA thirty (30) days written notice prior to any change to the designation of Respondents’ Authorized Representative(s).

To Respondents (BP Covered Entities’ Authorized Representative(s)):

Gabe Cuadra
Gabriel.Cuadra@bp.com
(713) 323 3777
501 Westlake Park Blvd.
Houston, TX 77079

To EPA (EPA Authorized Representative(s)):

Peggy Anthony anthony.peggy@epa.gov (202) 564-5364

U.S. Postal Service:	United States Environmental Protection Agency Office of Grants and Debarment Suspension and Debarment Division (3902-R) 1200 Pennsylvania Avenue, NW Washington, D.C. 20460 Attn: Peggy Anthony

Express Mail or Courier:	United States Environmental Protection Agency Office of Grants and Debarment Suspension and Debarment Division (3902-R) 1300 Pennsylvania Avenue, NW Washington, D.C. 20004 Attn: Peggy Anthony

or such other address as either party shall have designated by notice in writing to the other party.

32. NOTICES. Any notices, reports or information required hereunder shall be in writing and delivered or mailed by registered or certified mail, by electronic mail, or by hand delivery to the appropriate Authorized Representative(s) at the address listed in paragraph 31 of this Section.

33. PUBLIC DOCUMENT. This Agreement, including all attachments and reports submitted pursuant to this Agreement, subject to the restrictions under the Privacy Act and exemptions in accordance with the Freedom of Information Act, is a public document and may be distributed by EPA throughout the Federal Government and entered into Federal Government database systems as appropriate, and provided to other interested persons upon request. It is BP Covered Entities’ responsibility to claim as Confidential Business Information (“CBI”) and privileged documents and communications, per the Freedom of Information Act, any and all documents attached to and submitted pursuant to the requirements of this Agreement. If CBI is not claimed at the time such documentation is submitted to EPA, BP Covered Entities hereby agree that they have waived such claim and have no objection to EPA releasing such information to the public, as appropriate.

A copy of this Agreement will be entered into the Federal Awardee Performance and Integrity Information System and, as required by law or regulation, the fact of entry or a copy of the Agreement will be posted on any other public website.

34. EPA RELIANCE. Respondents and BP Covered Entities’ signatories hereto represent that, subject to criminal penalties pursuant to 18 U.S.C. § 1001, all written materials and other information supplied to EPA by its Authorized Representative(s) during the course of discussions with EPA preceding this Agreement were true, current, accurate and complete at the time of submission, to the best of their information and belief. Respondents also represent that they have provided to EPA information in their possession relating to the facts at issue. Respondents understand that this Agreement is executed on behalf of EPA in reliance upon the truth, accuracy and completeness of all such information.

35. RECORDS RETENTION. BP Covered Entities shall maintain all records necessary or incidental to this Agreement, including but not limited to those records specifically identified by terms in this Agreement, for no less than sixty (60) months subsequent to the expiration of this Agreement.

36. MAINTENANCE OF PRIVILEGE. Nothing in this Agreement shall be interpreted to require a BP Covered Entity to disclose information that is subject to the attorney-client privilege, work product doctrine or other applicable legal privilege.

37. TIME IS OF THE ESSENCE. Time is of the essence with respect to the performance of, compliance with and receipt of the benefit of all rights, duties and obligations herein. If EPA should provide additional time for a BP Covered Entity to comply with any specific deadline hereunder, such tolerance by EPA shall not be construed as a waiver or modification for any future deadlines as required herein.

38. RESPONDENT’S SIGNATORY(IES). The signatories below are fully authorized to execute this Agreement, and each represents that he or she has authority to bind the BP Covered Entities for which he or she has signed.

39. ENDORSEMENT BY SUSPENSION AND DEBARMENT OFFICIAL. This Agreement shall become effective only upon its approval and endorsement by the EPA SDO.

40. TERM. The period of this Agreement shall be five (5) years from the date of endorsement by the EPA SDO.

XIII.        PARTIES’ ENDORSEMENTS

FOR BP p.l.c. AND ON BEHALF OF COVERED AFFILIATES

/s/ Rupert Bondy	13th March 2014
NAME Rupert Bondy	DATE
TITLE Group General Counsel

FOR BPA

/s/ John C. Mingé	3/12/14
NAME John C. Mingé	DATE
TITLE President and Chairman BP America Inc.

FOR BPXP

/s/ Richard Morrison	13 March 2014
NAME Richard Morrison	DATE
TITLE President, Gulf of Mexico

FOR BPPNA

/s/ J. Douglas Sparkman	March 12, 2014
NAME J. Douglas Sparkman	DATE
TITLE Chairman of the Board of BPPNA

FOR BPXA

/s/ Bruce Williams	3/12/2014
NAME Bruce Williams	DATE
TITLE V.P. Operations

FOR THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

/s/ [Illegible Signature]	3/12/14
NAME	DATE
Debarment Counsel
EPA Suspension and Debarment Division

/s/ [Illegible Signature]	3/12/14
NAME	DATE
Debarment Counsel
EPA Suspension and Debarment Division

/s/ [Illegible Signature]	3/12/14
NAME	DATE
Debarment Counsel
EPA Suspension and Debarment Division

/s/ Stephanie Ebright	3/12/14
NAME	DATE
Debarment Counsel
EPA Suspension and Debarment Division

COORDINATING AGENCY CONCURRENCE

FOR THE UNITED STATES DEPARTMENT OF THE INTERIOR

/s/ Debra E. Sonderman	MAR 12 2014
Debra E. Sonderman	DATE
Director
Office of Acquisition and Property Management

SUSPENSION AND DEBARMENT OFFICIAL’S ENDORSEMENT

Having reviewed the terms and conditions of the above Administrative Agreement between the U.S. Environmental Protection Agency and BP Covered Entities, and in reliance on the representations, covenants, and terms herein, I hereby approve the said terms and conditions as an appropriate resolution of this matter. This approval is conditioned upon full compliance with all the terms and conditions of this Agreement. Any material breach or failure to comply with all the terms and conditions of this Agreement may result in a discretionary suspension or debarment or statutory disqualification as appropriate.

/s/ Laura Fernandez	MAR 13 2014
Laura Fernandez	DATE
Acting EPA Suspension and Debarment Official